EXHIBIT 99.2

This document is important and requires your immediate attention.  If you have any questions as to how to deal with it, you should consult your investment dealer, stockbroker, trust company, manager, bank manager, lawyer or other professional advisor.  This Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

This Offer does not constitute a solicitation of an offer to buy any securities by any person in any jurisdiction in which it is unlawful for such to make a solicitation.  Accordingly, this Offer may not be distributed in any jurisdiction where the Offer would not be permitted under applicable laws.  However, Endeavour may, in its sole discretion, take such action as it may deem necessary to extend this Offer to shareholders in any such jurisdiction.

Inquiries concerning the information in this document should be directed to Laurel Hill Advisory Group, the Information Agent retained by Endeavour, toll free at 1-877-304-0211 from anywhere in Canada or the United States or collect 1- 416-304-0211 and via email at assistance@laurelhill.com.

October 4, 2010
ENDEAVOUR SILVER CORP.

OFFER TO PURCHASE FOR CASH

all of the outstanding COMMON SHARES

CREAM MINERALS LTD.

on the basis of
Cdn.$0.12 for each Common Share

Endeavour Silver Corp. (“Endeavour” or the “Offeror”) hereby offers to purchase, upon the terms and subject to the conditions described herein, all of the issued and outstanding common shares (the “Shares”) of Cream Minerals Ltd. (“Cream”), including any Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time (as hereinafter defined) upon the conversion, exchange or exercise of any currently outstanding securities of Cream that are convertible into or exchangeable or exercisable for Shares (the “Offer”).

THE OFFER WILL BE OPEN FOR ACCEPTANCE UNTIL 8:00 A.M. (PACIFIC TIME) ON NOVEMBER 9, 2010 (THE “EXPIRY TIME”), UNLESS THE OFFER IS EXTENDED OR WITHDRAWN BY THE OFFEROR.

The Offer is conditional upon, among other things, there being validly deposited under the Offer and not withdrawn at the Expiry Time, such number of Shares as constitutes at least 50.1% of the issued and outstanding Shares at the Expiry Time (calculated on a fully diluted basis including any Shares that are issuable upon exercise of Options or Warrants, each term as defined in the Circular).  Each of the conditions of the Offer is set forth in Section 4 of the Offer, “Conditions of the Offer”.

As of the date hereof, Endeavour and its affiliates do not beneficially own, directly or indirectly, any Shares or other securities of Cream.  The Shares are listed on the TSX Venture Exchange (the “TSX-V”) under the symbol “CMA”.  On September 24, 2010, the last trading day prior to Endeavour’s announcement of its intention to make the Offer, the closing price on the TSX-V of the Shares was Cdn.$0.075 per Share.  The average closing trading price for the ten days ended on September 24, 2010 was Cdn.$0.068 per Share.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND THE CIRCULAR.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is made for the outstanding securities of a Canadian issuer and the Offer is subject to applicable disclosure requirements in Canada.  Shareholders in the United States should be aware that such requirements are different from those of the United States.  The Offer is being made in the United States pursuant to an exemption from U.S. tender offer rules provided by Rule 14d-1(c) promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”).

Shareholders in the United States should be aware that the disposition of their Shares by them as described herein may have tax consequences both in the United States and in Canada.  The tax consequences to such persons in the United States are not described in the Circular.  Shareholders in the United States should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the Offer.  See Section 16 of the Circular “Certain Canadian Federal Income Tax Considerations ” and Section 17 of the Circular “United States Federal Income Tax Warning”.

The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the Province of British Columbia, that the majority of its officers and directors are residents of jurisdictions outside the United States, that some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror may be located outside the United States.

Shareholders may not be able to sue the Offeror or its officers or directors in a foreign court for violations of United States federal securities laws.  It may be difficult to compel the Offeror and its affiliates to subject themselves to the jurisdiction of a U.S. court or to enforce a U.S. court’s judgment.

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Shares, or certain related securities, outside the United States as permitted by applicable laws or regulations of Canada or its provinces or territories.  The Offeror will disclose such purchases, if any, as required by Canadian law or securities regulatory authorities and will publicly release such information in the United States.

NOTICE TO ALL SHAREHOLDERS

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.  The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.  However, Endeavour may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Shareholders who wish to accept the Offer and deposit their Shares must properly complete and execute the accompanying Letter of Transmittal (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with the certificates representing their Shares and all other required documents, at the Vancouver, British Columbia or Toronto, Ontario office of the Depositary in accordance with the instructions in the Letter of Transmittal or request their broker, dealer, commercial bank, trust company or other nominee to effect the transaction on their behalf.  Alternatively, Shareholders may (i) accept the Offer by following the procedures for book-entry transfer of Shares described in Section 3 of the Offer, “Manner of Acceptance—Acceptance by Book Entry Transfer”; or (ii) accept the Offer where the certificates representing the Shares are not immediately available, or if the certificates and all of the required documents cannot be provided to the Depositary before the Expiry Time, by following the procedures for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance—

Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on green paper) or a manually signed facsimile thereof.  Shareholders whose Shares are registered in the name of a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Shares.  Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary.

Endeavour has engaged Valiant Trust Company (“Valiant Trust”) to act as the depositary (the “Depositary”) under the Offer.  Endeavour has retained Laurel Hill Advisory Group (“Laurel Hill”) to act as the information agent (the “Information Agent”) under the Offer to provide a resource for information for Shareholders.  Shareholders may direct questions and requests for assistance to the Depositary and the Information Agent for the Offer.  Contact details for Valiant Trust and Laurel Hill may be found on the back page of this document.  Additional copies of this document and related materials may be obtained without charge on request from the Depositary or the Information Agent through the contact details specified on the back page of this document.  Copies of this document and related materials may also be found at www.sedar.com.

NOTICE TO HOLDERS OF CREAM OPTIONS OR WARRANTS

The Offer is made only for Shares and is not made for any Options, Warrants or other rights to acquire Shares.  Any holder of Options, Warrants or other rights to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise such Options, Warrants or other rights in order to obtain certificates representing Shares that may be deposited in accordance with the terms of the Offer.  Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options, Warrants or other rights to acquire Shares will have certificates representing the Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer, “Manner of Acceptance—Procedure for Guaranteed Delivery”.

The tax consequences to holders of Options, Warrants or other rights to acquire Shares of exercising or not exercising their Options, Warrants or other rights to acquire Shares are not described in the Circular.  Holders of Options, Warrants or other rights to acquire Shares should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options, Warrants or other rights to acquire Shares.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in the Offer and Circular, including certain statements in Section 4 of the Circular, “Reasons to Accept the Offer”, Section 5 of the Circular, “Purpose of the Offer and Endeavour’s Plans for the Nuevo Milenio Property” and Section 7 of the Circular, “Acquistions of Shares Not Deposited Under the Offer”, in addition to certain statements contained elsewhere in this document, are “forward-looking statements”, as defined in applicable Canadian and United States securities laws.  Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, “expected”, “scheduled”, “estimates”, “intends”, “anticipates”, or “believes”, or variations of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.  Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results, performance or achievements of the Offeror to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including the risk that all conditions of the Offer will not be satisfied.  Many of these risks and uncertainties relate to factors that are beyond the Offeror’s ability to control or estimate precisely, such as future market conditions, changes in the regulatory environment and the behaviour of other market participants.  The Offeror cannot give any assurance that such forward-looking statements will prove to have been correct.  The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the Offer and Circular.  The Offeror disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.  Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the Offeror or Cream following completion of the Offer unless otherwise stated.

INFORMATION CONCERNING CREAM

Except as otherwise indicated, the information concerning Cream contained in the Offer and Circular has been taken from or is based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources.  Cream has not reviewed this Offer and Circular and has not confirmed the accuracy and completeness of the information in respect of Cream contained herein. Although Endeavour has no knowledge that would indicate that any statements contained herein concerning Cream taken from or based upon such documents and records are untrue or incomplete, neither Endeavour nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Cream’s financial statements or Cream’s mineral resource estimates, or for any failure by Cream to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Endeavour.

As Endeavour has not had an opportunity to complete due diligence regarding Cream’s business or assets, Endeavour has limited means of verifying the accuracy or completeness of any of the information contained herein that is derived from Cream’s publicly available documents or records or whether there has been any failure by Cream to disclose events that may have occurred or may affect the significance or accuracy of any information.

CURRENCY AND EXCHANGE RATES

Unless otherwise indicated, all references to “$”, “Cdn.$” or “dollars” in the Offer and Circular refer to Canadian dollars and all references to “U.S.$” in this Offer and Circular refer to United States dollars.  On October 1, 2010, the noon exchange rate for the United States dollar in terms of Canadian dollars, as quoted by the Bank of Canada, was U.S.$1.00 = Cdn.$1.0215.

TABLE OF CONTENTS

NOTICE TO SHAREHOLDERS IN THE UNITED STATES	2
NOTICE TO ALL SHAREHOLDERS	2
NOTICE TO HOLDERS OF REAM OPTIONS OR WARRANTS	3
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	3
INFORMATION CONCERNING CREAM	4
CURRENCY AND EXCHANGE RATES	4
SUMMARY OF THE OFFER	6
GLOSSARY	12
OFFER	16
1. The Offer	16
2. Time for Acceptance	16
3. Manner of Acceptance	17
4. Conditions of the Offer	21
5. Take-Up and Payment	25
6. Extension, Variations or Changes to the Offer	26
7. Changes in Capitalization of Cream; Liens	26
8. Right to Withdraw Shares	27
9. Return of Deposited Shares	28
10. Mail Service Interruption	28
11. Notice and Delivery	28
12. Market Purchase	29
13. Other Terms of the Offer	30
CIRCULAR	32
1. Endeavour	32
2. Cream	32
3. Background to the Offer	32
4. Reasons to Accept the Offer	34
5. Purpose of the Offer and Endeavour's Plans for the Nuevo Milenio Property	34
6. Information about Cream	36
7. Acquisition of Shares Not Deposited under the Offer	36
8. Ownership of and Trading in Securities of Cream	39
9. Commitments to Acquire Securities of Cream	40
10. Arrangements, Agreements, Committment or Understandings	40
11. Benefits from the Other	40
12. Material Changes and Other Information	40
13. Effect of the Offer on the Market for and Listing of Shares	40
14. Regulatory Matters	41
15. Source of Funds	41
16. Certain Canadian Federal Income Tax Considerations	41
17. United States Federal Income Tax Warning	46
18. Depositary	46
19. Information Agent	47
20. Securityholders' Statutory Rights	47
21. Legal Matters	47
22. Directors' Approval	47
SCHEDULE A	48
CONSENT	50
APPROVAL AND CERTIFICATE OF OFFEROR	51

SUMMARY OF THE OFFER

This summary highlights information more fully discussed elsewhere in the Offer and Circular.  This summary is not intended to be complete and is qualified by reference to the more detailed information contained in those documents.  Shareholders are urged to read the more detailed information about Endeavour and the Offer provided elsewhere in the Offer and Circular.  Capitalized terms used in this summary, where not otherwise defined herein, are defined in the “Glossary” below.

The Offer

The Offer is made by the Offeror to purchase, on and subject to the terms and conditions set forth in the Offer, Circular, Letter of Transmittal (printed on yellow paper) and Notice of Guaranteed Delivery (printed on green paper), all of the issued and outstanding Shares, other than Shares owned directly or indirectly by the Offeror and its affiliates, and including Shares that may become outstanding on the exercise of Options, Warrants or other conversion or exchange rights after the date of the Offer but prior to the Expiry Time, for Cdn.$0.12 in cash per Share.  The offer price of Cdn.$0.12 per Share represents a premium of 76% over the average closing price of the Shares for the ten trading days ended September 24, 2010, the last trading day immediately prior to the announcement of the Offer.

The Offer is made only for the Shares and is not made for any Options, Warrants or other rights to acquire Shares. Any holder of Options, Warrants or other conversion or exchange rights to acquire Shares who wishes to participate in the Offer must, to the extent permitted under the terms of such securities and applicable laws, exercise the Options, Warrants or other conversion or exchange rights sufficiently in advance of the Expiry Time to comply with the procedures described in Section 3 of the Offer, “ Manner of Acceptance”.

See Section 1 of the Offer, “The Offer”.

Endeavour

Endeavour is a British Columbia company and a reporting issuer in all of the provinces of Canada and in the United States under the U.S. Exchange Act.  The common shares of Endeavour are listed and traded on the Toronto Stock Exchange under the symbol “EDR”, on the NYSE Amex under the symbol “EXK” and on the Frankfurt Exchange under the symbol “EJD”.  Its head office is located at Suite 301—700 West Pender Street, Vancouver, British Columbia V6C 1G8, telephone: (604) 685-9775.

Endeavour is engaged in the business of silver mining in Mexico and related activities including the acquisition, exploration, development and reclamation of mineral properties for the purpose of extracting, processing, refining and selling silver.  It is focussed on the growth of its silver production, reserves and resources in Mexico.  Since start-up of its operations in Mexico in 2004, Endeavour has posted five consecutive years of aggressive silver production, reserve and resource growth.  The organic expansion programs now underway at Endeavour’s two operating silver mines in Mexico combined with its strategic acquisition and exploration programs are intended to achieve Endeavour’s goal to become the next premier mid-tier silver mining company.  Endeavour currently has a quoted market value of approximately Cdn.$276.7 million as of the close of trading on October 1, 2010.  As of the date hereof, Endeavour does not hold any Shares or other securities of Cream.

See Section 1 of the Circular “Endeavour”.

Cream

Cream is a British Columbia company and a reporting issuer in the Provinces of British Columbia and Alberta and in the United States under the U.S. Exchange Act.  The Shares of Cream are listed and posted for trading on the TSX-V under the symbol “CMA” and on the OTC Bulletin Board in the United States under the symbol “CRMXF.OB”.  Its head office is located at 1400—570 Granville Street, Vancouver, British Columbia  V6C 3P1, telephone: (604) 687-4622.

Cream’s principal business activity is the exploration of mineral properties, currently in Mexico and Canada and its main asset is the Nuevo Milenio Property.

See Section 2 of the Circular, “Cream”.

Background to the Offer

In early 2009, Endeavour met with Cream in Mexico to receive an overview and conduct a site visit of Cream’s Nuevo Milenio Property located in Nayarit State, Mexico.  Endeavour subsequently expressed its interest in the property to Cream and Cream invited Endeavour to make an offer.  At the time, Cream had approximately $2 million in debts, no cash and negative working capital.

In June, 2009, Endeavour made an offer to acquire all of the shares of Cream Mexico, the wholly-owned Mexican subsidiary of Cream that owns the Nuevo Milenio Property, for cash and Endeavour shares.  After meeting to discuss the offer, Cream requested and Endeavour then tendered an improved offer to include more cash and a net smelter return royalty.  The improved offer would have allowed Cream to pay off all its debts, retain a very healthy cash position, provided it with a significant shareholding in Endeavour and a net smelter return royalty.

Cream’s Board of Directors declined Endeavour’s revised offer and elected to enter into an option and joint venture agreement with another junior mineral exploration company in July, 2009.  The agreement did not include any cash payments to Cream and over the following 12 months, only five twin drill holes of five Cream drill holes were completed.  The option was dropped in July, 2010.  During this period, Cream shareholders suffered 35% dilution as Cream needed to raise funds in order to stay in business.

Cream then contacted Endeavour in July, 2010 and asked if Endeavour would consider re-opening discussions with Cream regarding the Nuevo Milenio Property and in particular, if Endeavour would honour its revised purchase offer from 2009.  Endeavour responded positively and met with Cream to discuss the offer and possible variations of the offer.  An extended period of discussions began, with emails and meetings in August and September, 2010 between Cream and Endeavour wherein the two parties attempted to reach an agreement with regard to the Nuevo Milenio Property.

At the requests of Cream, Endeavour tendered no less than five separate offers during this period to Cream, up to and including September 25, 2010, including the following types of transactions, (1) various proposals to purchase Cream Mexico or the Nuevo Milenio Property directly, (2) a possible friendly take-over bid for the shares of Cream and (3) an option to joint venture the Nuevo Milenio Property.  Consideration offered by Endeavour included cash payments, Endeavour shares, exploration expenditures, a participating interest and royalties.  After the fifth offer was rejected by Cream’s Board of Directors, Endeavour elected to make the Offer directly to Cream Shareholders, as it became evident that negotiations with the Cream Board had been unsuccessful.  At this time, Cream continues to have approximately $2 million in debts, no cash and negative working capital.

See Section 3 of the Circular, “Back to the Offer”.

Purpose of the Offer and Plans for Cream

The purpose of the Offer is to acquire control of Cream and to continue to explore and develop the properties held by Cream.  If it is able to do so, Endeavour intends to acquire all of the outstanding Shares (which includes Shares which may become outstanding on the exercise of Options and Warrants).  See Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer”.

If the conditions of the Offer are satisfied or waived by Endeavour and it takes up and pays for the Shares validly deposited under the Offer, Endeavour may seek to acquire, directly or indirectly, all of the Shares through a Compulsory Acquisition and/or a Subsequent Acquisition Transaction.  However, Endeavour expressly reserves the right not to propose a Compulsory Acquisition or a Subsequent Acquisition Transaction, or to propose a transaction on terms not described herein.

See Section 5 of the Circular, “Purpose of the Offer and Endeavour’s Plans for the Nuevo Milenio Property ”.  See also Section 13 of the Circular, “Effect of the Offer on the Market for and Listing of Shares”.

Reasons to Accept the Offer

Endeavour believes that Cream Shareholders will receive the following significant benefits from the Offer:

•
Significant Premium: The offer price of Cdn.$0.12 per Share represents a premium of 76% over the average closing price of the Shares of $0.068 for the ten trading days ended September 24, 2010, a premium of 62.5% over the closing trading price of $0.075 on September 24, 2010, the last trading day prior to the announcement of the Offer, and a significant premium over the average trading price of the Shares over the past two years.

•	Full Value Incorporating Upside Potential: The Offer provides full value for Cream and its main asset, the Nuevo Milenio Property.

•
Immediate Liquidity; No Further Dilution: The Offer provides Shareholders with a means of realizing immediate value and liquidity without delay at a substantial premium and without assuming the risks and dilution associated with further exploration and development of the Nuevo Milenio Property.  In the past year during the period of the option to joint venture with Roca Mines Inc., Cream shareholders suffered 35% dilution and Cream continues to have approximately $2 million in debt and negative working capital.

•
Risk of Cream Financial Position: Cream’s financial statements advise that Cream’s “ability to continue as a going concern is contingent on its ability to obtain additional financing … [and] is dependent upon the continuing financial support of related parties and shareholders or obtaining financing to continue exploration and/or development of its mineral interests and to meet its administrative overhead costs”.  In light of Cream’s current financial position, the Offer is an attractive alternative compared to further Shareholder dilution which would result from Cream’s need for funds to pay debts and to finance further exploration or development of the Nuevo Milenio Property.

•
Risk of Cream Resource Disclosure: Cream’s mineral resources as disclosed in their National Instrument 43-101 (“NI 43-101”) reports on the Nuevo Milenio Property were prepared by Cream’s second largest shareholder and a Director, not by independent consultants as required under NI 43-101.  In Endeavour’s opinion, the resources are not compliant with NI 43-101 and a substantial amount of work will be required to confirm resources in compliance with NI 43-101.

Time for Acceptance

The Offer is open for acceptance for the period commencing on the date hereof and ending at 8:00 a.m. (Pacific Time) on November 9, 2010, or such later time or times and date or dates to which the Offer may be extended from time to time by Endeavour, in accordance with Section 6 of the Offer, “Extensions, Variations or Changes to the Offer”, unless withdrawn by Endeavour.

Manner of Acceptance

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on yellow paper), or a manually signed facsimile thereof, and deposit it, together with certificate(s) representing their Shares, at or prior to the Expiry Time, at the office of the Depositary specified in the Letter of Transmittal.  Detailed rules and instructions are contained in the Letter of Transmittal.

Alternatively, Shareholders may: (i) accept the Offer by following the procedure for book-entry transfer of Shares set forth in Section 3 of the Offer, “Manner of Acceptance—Acceptance by Book Entry Transfer” or (ii) follow the procedure for guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance—Procedure for Guarnateed Delivery” using the accompanying Notice of Guaranteed Delivery (printed on green paper).  Shareholders whose Shares are held through a nominee should consult their broker, investment dealer, bank, trust company or other nominee for assistance in depositing their Shares well in advance of the Expiry Time.

Conditions of the Offer

Endeavour reserves the right to withdraw the Offer and not take up, purchase or pay for any Shares deposited under the Offer unless all of the conditions of the Offer contained in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or, where permitted, waived at or prior to the Expiry Time.

The Offer is subject to several conditions, some of the most important of which are as follows:

•	there being validly deposited under the Offer and not withdrawn at the Expiry Time Shares representing not less than 50.1% of the total outstanding Shares (calculated on a fully diluted basis);

•
there being no discovery by Endeavour of a misrepresentation by Cream in any of its publicly available documents and records on file with securities regulatory authorities in Canada or the United States;

•	there being no facts that give rise to a Material Adverse Effect on Cream or any of its affiliates or subsidiaries; and

•
without limiting the generality of the foregoing, there being no actual or proposed material change in the status of the Nuevo Milenio Property or in the interest of Cream in Cream Mexico or the Nuevo Milenio Property.

The conditions of the Offer are for the exclusive benefit of the Offeror and, where permitted, may be waived, in whole or in part, in respect of either the Offer at any time and from time to time at the discretion of the Offeror.

See Section 4 of the Offer, “Conditions of the Offer”, for a description of all of the conditions of the Offer.

Treatment of Options and Warrants in the Offer

The Offer is made only for outstanding Shares and not for any Options, Warrants or other rights to acquire Shares.  Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms thereof and applicable law, fully exercise such securities sufficiently in advance of the Expiry Time of the Offer in order to obtain Shares that may be deposited in accordance with the terms of the Offer.

If Endeavour takes up and pays for Shares under the Offer, it currently intends to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, and take such other action as may be available, structured in a manner so that the holders of Options or Warrants will, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, receive cash upon the proper exercise of the Options or Warrants.  The amount of the cash consideration so payable will be equal to the Offered Consideration.

Payment for Deposited Shares

If, in respect of the Offer, all of the conditions referred to in Section 4 of the Offer, “Conditions of the Offer”, are satisfied or waived at the Expiry Time, Endeavour will become obligated to take up Shares validly deposited under the Offer and not withdrawn, not later than 10 days from the Expiry Time of such Offer, and will pay for Shares taken up as soon as possible but in any event not later than three business days after taking up the Shares.  In accordance with applicable law, any Shares deposited under the Offer after the first date on which Shares are taken up by Endeavour must be taken up and paid for within 10 days of such deposit.  See Section 5 of the Offer, “Take-Up and Payment”.

Withdrawal of Deposited Shares

Except as otherwise provided in Section 8 of the Offer, “Right to Withdraw Shares”, all deposits of Shares pursuant to the Offer are irrevocable.

Acquisition of Shares Not Deposited under the Offer

If within four months after the date of the Offer, the Offer has been accepted by holders of at least 90% of the issued and outstanding Shares, other than Shares held by, or by a nominee for, Endeavour and its affiliates as of the date of the Offer, and Endeavour takes up and pays for such Shares, Endeavour intends to acquire the remainder of the Shares by way of a Compulsory Acquisition.

If the conditions of the Offer are satisfied or waived and Endeavour takes up and pays for Shares validly deposited under the Offer and Endeavour is not entitled to effect a Compulsory Acquisition, Endeavour intends to take such action as is necessary, including causing a special meeting of Shareholders to be called to consider a statutory arrangement or similar transaction involving Cream, Endeavour, or an affiliate of Endeavour and one or more of Cream’s subsidiaries, for the purpose of enabling Endeavour or an affiliate of Endeavour to acquire all Shares not acquired pursuant to the Offer. Endeavour intends that the value of the consideration offered per Share under any Subsequent Acquisition Transaction proposed by it would be equal in value to the Offered Consideration under the Offer.

There is no assurance that Endeavour will be able to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction and as a result the liquidity and market price of Shares remaining outstanding after completion of the Offer may be adversely affected.

See Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer”.

Certain Canadian Federal Income Tax Considerations

Shareholders resident in Canada who hold Shares as capital property for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and who dispose of those Shares to Endeavour under the Offer, will realize a capital gain (or capital loss) equal to the amount by which the cash received by such Shareholder, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base to the Shareholder of those Shares. Shareholders who are not resident in Canada for the purposes of the Tax Act will not be subject to Canadian income tax under the Tax Act in respect of any capital gain realized on a disposition of their Shares pursuant to the Offer, unless those Shares constitute “taxable Canadian property” (within the meaning of the Tax Act) of such Shareholders and the gain is not exempt from tax by virtue of the provisions of an applicable income tax treaty or convention.

The tax treatment of a Subsequent Acquisition Transaction will depend on the exact nature of the transaction to be carried out.  The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

The foregoing is a brief summary of certain Canadian federal income tax considerations only. Shareholders are urged to read the information under “Certain Canadian Federal Income Tax Considerations” in Section 16 of the Circular and to consult their own tax advisors to determine the particular tax consequences to them of a sale of Shares pursuant to the Offer or a disposition of Shares pursuant to a Compulsory Acquisition or any Subsequent Acquisition Transaction.

United States Federal Income Tax Warning

Endeavour is not providing any United States income tax advice to Shareholders resident in the United States, or otherwise subject to U.S. tax laws. Such persons are urged to consult their own tax advisors regarding the tax consequences of participating in the Offer, including the tax consequences under state, local and non-United States tax law and the possible effects of changes in tax law.

Depositary

Endeavour has engaged Valiant Trust to act as depositary for the receipt of certificates in respect of Shares deposited under the Offer and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer and for the payment for Shares purchased by Endeavour pursuant to the Offer.  Valiant Trust will receive reasonable and customary compensation from Endeavour for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Endeavour has also agreed to indemnify Valiant Trust for certain liabilities, including liabilities under securities laws, and expenses in connection with the Offer.

Information Agent

Endeavour has retained Laurel Hill to act as information agent in connection with the Offer to provide a resource for information for Shareholders.  Laurel Hill will receive reasonable and customary compensation from Endeavour for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Shareholders should contact Laurel Hill for assistance in accepting the Offer and in depositing Shares with the Depositary: toll free at 1-877-304-0211 (1-416-304-0211 collect) or via email at assistance@laurelhill.com.

Regulatory Requirement

The Offer will be subject to applicable filing requirements with regulatory authorities in Canada and the United States.

GLOSSARY

This Glossary forms a part of the Offer.  In the Offer, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless the subject matter or context is inconsistent therewith, the following terms shall have the meanings set forth below.

“affiliate” has the meaning ascribed to that term in the Securities Act;

“Agent’s Message” has the meaning given to it in Section 3 of the Offer, “Manner of Acceptance—Acceptance by Book Entry Transfer”;

“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities required in connection with the commencement of the Offer or the consummation of the Offer;

“associate” has the meaning ascribed to that term in the Securities Act;

“BCBCA” means the Business Corporations Act (British Columbia), as amended;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS or DTC, as applicable;

“business day” means any day, other than a Saturday, Sunday or a day on which banking institutions in Vancouver, British Columbia, or Toronto, Ontario, are authorized or obligated by law to close and/or a day other than a Saturday, Sunday or federal holiday in the United States, as applicable;

“Canadian GAAP” means Canadian generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants applied on a consistent basis;

“CDS” means CDS Clearing and Depository Services Inc., or its nominee (which at the date hereof is CDS & Co.);

“CDS Participant” means a participant of CDS, which includes investment dealers, stockbrokers, banks, trust companies and other financial institutions that maintain custodial relationships with a participant, either directly or indirectly;

“CDSX” means the CDS online tendering system pursuant to which book-entry transfers may be effected;

“Circular” means the take-over bid circular accompanying and forming part of the Offer;

“Compulsory Acquisition” has the meaning ascribed to that term in Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer—Compulsory Acquisition”;

“CRA” has the meaning ascribed to that term in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Cream Mexico” means Cream Minerals de Mexico S.A. de C.V., a wholly-owned subsidiary of Cream;

“Cream” means Cream Minerals Ltd., a company incorporated under the BCBCA and, where the context requires, its subsidiaries;

“Depositary” or “Valiant Trust” means Valiant Trust Company;

“Deposited Shares” has the meaning given to it in Section 3 of the Offer, “Manner of Acceptance—Dividends and Distributions”;

“Distributions” has the meaning given to it in Section 3 of the Offer, “Manner of Acceptance—Dividends and Distributions”.

“DTC” means the Depository Trust Company;

“Effective Date” means the date on which Endeavour first pays for Shares deposited under the Offer;

“Eligible Institution” means a Canadian Schedule I chartered bank, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP), acceptable to the Depositary.  Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority, Inc. or banks and trust companies in the United States;

“entities” means, collectively, with respect to either Cream or the Offeror, the subsidiaries, associates, affiliates or other persons in which Cream or the Offeror, as the case may be, has a direct or indirect material interest;

“Expiry Date” means November 9, 2010 or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 6 of the Offer, “Extensions, Variations or Changes to the Offer”;

“Expiry Time” means, in respect of the Offer, 8:00 a.m. (Pacific Time) on the Expiry Date;

“fully diluted basis” means, with respect to the number of outstanding Shares at any time, the number of Shares that would be outstanding if all rights to acquire Shares were exercised, exchanged or converted, including for greater certainty, all Shares issuable upon the exercise of Options and Warrants, whether vested or unvested;

“Governmental Entity” means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agent, commission, board, regulatory authority, administrative agency or other authority of any of the foregoing, (iii) any self-regulatory authority including a stock exchange, or (iv) any quasi governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“in-the-money” means with respect to an Option or a Warrant, an Option or a Warrant, as the case may be, with an exercise price of less than the amount of the Offered Consideration;

“Information Agent” or “Laurel Hill” means Laurel Hill Advisory Group;

“Insider” has the meaning ascribed to that term in the Securities Act;

“Intermediary” means a registered broker or dealer, financial institution or other intermediary (within the meaning ascribed to that term in National Instrument 54-101—Communication With Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators, as amended or replaced from time to time) which holds Shares on behalf of a person who is not the registered holder thereof;

“Letter of Transmittal” means the letter of acceptance and transmittal printed on yellow paper and in the form accompanying the Offer and Circular to be delivered to the Depositary to effect the tender of Shares pursuant to the Offer;

“Material Adverse Effect” means, in respect of any person, any effect, change, event, occurrence or state of facts, that is, or could reasonably be expected to be, material and adverse to the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending, or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations, licenses, permits, results of operations, prospects, articles, bylaws, rights or privileges of the relevant person;

“Minimum Tender Condition” has the meaning ascribed thereto in paragraph (a) of Section 4 of the Offer, “Conditions of the Offer”,

“MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions of certain of the Canadian Securities Administrators, as amended or replaced from time to time;

“MI 62-104” means Multilateral Instrument 62-104—Take-over Bids and Issuer Bids of certain of the Canadian Securities Administrators, as amended or replaced from time to time;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery printed on green paper and in the form accompanying the Offer and Circular;

“Nuevo Milenio Property” means the silver-gold exploration property located in the state of Nayarit, Mexico and held by Cream Mexico;

“Offer” means the offer to purchase all of the issued outstanding Shares made hereby by the Offeror to the Shareholders, the terms and conditions of which are set forth in the accompanying Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery;

“Offer and Circular” means, collectively, the Offer and the Circular;

“Offer Period” means the period commencing on the date of the Offer and ending at the Expiry Time;

“Offered Consideration” means the consideration to be paid by Endeavour for the Shares taken up under the Offer, being the amount of Cdn.$0.12 in cash for each Share;

“Offeror” or “Endeavour” means Endeavour Silver Corp., a company organized under the BCBCA;

“Offeror’s Notice” has the meaning ascribed to that term in Section 7 of the Circular, “Acquisitions of Shares Not Deposited under the Offer—Compulsory Acquisition”;

“Options” means the outstanding options to acquire Shares issued pursuant to the Stock Option Plan or otherwise;

“OSC Rule 62-504” means Ontario Securities Commission Rule 62-504—Take-over Bids and Issuer Bids, as amended or replaced from time to time;

“Other Securities” has the meaning ascribed to that term in Section 3 of the Offer, “Manner of Acceptance—Power of Attorney”;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Purchased Shares” has the meaning given to it in Section 3 of the Offer, “Manner of Acceptance—Power of AttorneyManner of Acceptance—Power of Attorney”;

“Remaining Shareholder” has the meaning ascribed to that term in Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer—Compulsory Acquisition”;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia), as amended;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval with website at www.sedar.com;

“Shareholder” means a registered holder of Shares;

“Shares” means common shares without par value in the capital of Cream;

“Nuevo Milenio Property” means Cream’s 100% owned Nuevo Milenio exploration property located in Nayarit State, Mexico;

“Stock Option Plan” means the 2008 Stock Option Plan of Cream;

“Subsequent Acquisition Transaction” has the meaning ascribed to that term in Section 7 of the Circular, “Acquisition of Shares Not Deposited under the Offer”;

“subsidiary” has the meaning ascribed to that term in the Securities Act;

“Tax Act” means the Income Tax Act (Canada) R.S.C. 1985, c.1 (5th supplement), as amended from time to time;

“TSX-V” means the TSX Venture Exchange;

“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities and Exchange Act of 1934, as amended; and

“Warrants” means the outstanding warrants of Cream exercisable to purchase Shares at Cdn.$0.20 per Share until January 28, 2011, the outstanding warrants of Cream exercisable to purchase Shares at Cdn.$0.10 per Share until April 13, 2011 and Cdn.$0.15 per Share until April 13, 2012. and any other warrants of Cream that may be exercisable to purchase Shares.

OFFER

October 4, 2010

TO:           THE HOLDERS OF SHARES OF CREAM

The accompanying Circular, which is incorporated into and forms part of the Offer, and the Letter of Transmittal and the Notice of Guaranteed Delivery contain important information and should be read carefully before making a decision with respect to the Offer.  This Offer and the Circular constitute the take-over bid circular required under applicable Canadian securities laws.  Capitalized terms used in this Offer but not otherwise defined herein are defined in the “Glossary”.

1.	The Offer

The Offeror hereby offers to purchase, upon the terms and subject to the conditions of the Offer, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date of this Offer but prior to the Expiry Time upon the conversion, exchange or exercise of any currently outstanding securities of Cream that are convertible into or exchangeable or exercisable for Shares, on the basis of, for each Share deposited under the Offer Cdn.$0.12 in cash.

The Offered Consideration of Cdn.$0.12 per Share represents a premium of 76% over the average closing price of the Shares for the ten trading days ended September 24, 2010, the last trading day immediately prior to announcement of the Offer.  The Offeror recommends that Shareholders obtain recent quotations for the Shares before deciding whether or not to tender your Shares.

The Offer is made only for the Shares and is not made for any Options, Warrants or other rights to acquire Shares.  Any holder of Options, Warrants or other conversion or exchange rights to acquire Shares who wishes to participate in the Offer must, to the extent permitted by the terms of such securities and applicable law, exercise the Options, Warrants or other conversion or exchange rights to purchase Shares and deposit certificates representing those Shares in accordance with the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that holders of Options, Warrants or other conversion or exchange rights to purchase Shares will have Share certificate(s) available for deposit before the Expiry Time, or in sufficient time to comply with the procedure described in Section 3 of this Offer, “Manner of Acceptance”.

If any holder of Options, Warrants or other securities of Cream that are convertible into or exchangeable or exercisable for Shares does not exercise, exchange or convert such Options, Warrants or other convertible, exchangeable or exercisable securities before the Expiry Time, such Options, Warrants or other convertible, exchangeable or exercisable securities will remain outstanding in accordance with their terms and conditions, including with respect to term, expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition the holders of such Options or Warrants will receive cash upon the proper exercise of the Options or Warrants. The amount of the cash consideration so payable will be equal to the Offered Consideration.

2.	Time for Acceptance

The Offer is open for acceptance, unless extended or withdrawn by the Offeror upon failure of one of more of the conditions to the Offer, until 8:00 a.m. (Pacific Time) on November 9, 2010.

See Section 6 of this Offer, “Extensions, Variations or Changes to the Offer”.

3.	Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering the following documents to the Depositary at its office listed in the Letter of Transmittal (printed on yellow paper) and on the last page of this document so as to arrive there not later than the Expiry Time:

(a)           certificate(s) representing the Shares for which the Offer is being accepted;

(b)
a Letter of Transmittal (printed on yellow paper), in the form accompanying the Offer, or a manually signed facsimile thereof, properly completed and duly executed in accordance with the rules and instructions set out in such Letter of Transmittal; and

(c)	any other relevant documents required by the rules and instructions set out in such Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received such documents no later than the Expiry Time. Except as otherwise provided in the rules and instructions set out in the Letter of Transmittal or as may be permitted by the Offeror, the signature on a Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary (except that no guarantee is required for the signature of a depositing Shareholder, as applicable, which is an Eligible Institution). If a Letter of Transmittal is executed by a person other than the registered holder of the Shares represented by the certificate(s) deposited therewith, the certificate(s) must be endorsed or accompanied by an appropriate transfer power of attorney duly and properly completed by the registered holder with the signature on the endorsement panel or transfer power guaranteed by an Eligible Institution.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if:

(a)	the Letter of Transmittal is signed by the registered owner of the Shares exactly as the name of the registered Shareholder appears on the Shares certificate deposited therewith; or

(b)           Shares are deposited for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a certificate representing Shares is registered in the name of a person other than the signatory of a Letter of Transmittal, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered owner appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Currency of Payment

The cash payable under the Offer will be denominated in Canadian dollars. However, a Shareholder can also elect to receive the Offered Consideration in United States dollars by checking the appropriate box in the Letter of Transmittal, in which case such Shareholder will have acknowledged and agreed that the exchange rate for one Canadian dollar expressed in United States dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted. Shareholders electing to have the Offered Consideration paid in United States dollars will have further acknowledged and agreed that any change to the currency exchange rates of the United States or Canada will be at the sole risk of the Shareholder.

If a Shareholder wishes to receive cash payable in United States dollars, Box 2 captioned “Currency of Payment” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, must be completed. Otherwise, cash payable under this Offer will be paid in Canadian dollars.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Shares pursuant to the Offer and (i) the certificate(s) representing the applicable Shares are not immediately available; (ii) the Shareholder cannot complete the procedure for book-entry of the Shares on a timely basis; or (iii) the certificate(s) and other required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Shares may nevertheless be deposited validly by the Shareholder under the Offer, provided that all of the following conditions are met:

(a)	such deposit is made only at the office of the Depositary in Vancouver, British Columbia by or through an Eligible Institution;

(b)
a Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer or a manually executed facsimile thereof, in each case properly completed and duly executed, together with a guarantee by the Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary at its office in Vancouver, British Columbia at or prior to the Expiry Time; and

(c)
the certificate(s) representing the applicable Shares in proper form for transfer together with a Letter of Transmittal (or a facsimile thereof) (printed on yellow paper), properly completed and duly executed with any required signature guarantees covering the deposited Shares and all other documents required by the Letter of Transmittal are received by the Depositary at its office in Vancouver, British Columbia no later than 8:00 a.m. (Pacific Time) on the third trading day on the TSX-V after the Expiry Time.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary at the applicable address specified in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the applicable Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificates to any office other than the Vancouver, British Columbia office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a book-entry tender request through CDSX is received by the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario at or prior to the Expiry Time. The Depositary has established accounts at CDS for the purpose of the Offer. Any financial institution that is a CDS Participant may cause CDS to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Shares to the Depositary by means of a book-based transfer will constitute a valid tender under the Offer.

Shareholders, through their respective CDS Participants, who utilize CDSX to accept the Offer through a book-based transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the applicable Offer.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message (as defined below) in respect thereof, or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario at or prior to the Expiry Time. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, as noted above, although delivery of Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary, at its offices in Vancouver, British Columbia or Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with it procedures does not constitute delivery to the Depositary. Such documents or Agent’s Message should be sent to the Depositary.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

Shareholders who wish to accept the Offer by Book-Entry Confirmation should contact their broker or the Information Agent for assistance. Contact details for the Information Agent may be found on the last page of this document.

Method of Delivery

The method of delivery of the certificates representing Shares (or a Book-Entry Confirmation for the Shares, as applicable), the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the depositing Shareholder.  The Offeror recommends that those documents be delivered by hand to the Depositary and that a receipt be obtained or, if certificates for Shares and the other documents are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended, and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be effective upon actual receipt of certificates for such Shares by the Depositary.

A Shareholder who wishes to deposit Shares under the Offer and whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Shares under the Offer.

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any deposit of Shares will be determined by the Offeror in its sole discretion, which determination will be final and binding on all parties.  The Offeror reserves the absolute right to reject any and all deposits of Shares determined by it not to be in proper form.  The Offeror also reserves the absolute right to waive any defect or irregularity in any deposit of Shares. No deposit of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Offeror, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice.  The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding on all parties.  The Offeror reserves the right to permit the Offer to be accepted in a manner other than as set forth herein.

Under no circumstances will any amount be paid by the Offeror or the Depositary due to any delay in taking up and paying for any Shares accepted pursuant to the Offer.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Shares being validly withdrawn by or on behalf of a depositing Shareholder and, except as provided below, by accepting the Offer pursuant to the procedures set forth above, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Shares covered by the Letter of Transmittal delivered to the Depositary (the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including any and all dividends, distributions, payments, securities, property or other interests which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal or Notice of Guaranteed Delivery or the making of a book-entry transfer in accordance with Section 3 of this Offer, “Manner of Acceptance—Acceptance by Book Entry Transfer”, irrevocably appoints each officer of the Depositary and each officer of the Offeror and any other person designated by the Offeror in writing, as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Shares covered by the Letter of Transmittal or Notice of Guaranteed Delivery or book-entry transfer registered in the name of the Shareholder on the relevant securities register maintained by or on behalf of Cream and deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Shares”), and with respect to any and all dividends, interest, distributions, payments, securities, rights, warrants, assets or other interests (collectively “Other Securities”) which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them on and after the date of the Offer, except as otherwise indicated in Section 7 of this Offer, “Changes in Capitalization of Cream; Liens”.

The power of attorney granted irrevocably upon execution of a Letter of Transmittal or Notice of Guaranteed Delivery or the making of a book-entry transfer in accordance with Section 3 of this Offer, “Manner of Acceptance—Acceptance by Book Entry Transfer”, shall be effective on or after the date that the Offeror takes up and pays for the Purchased Shares with full power of substitution and resubstitution (such powers of attorney, being coupled with an interest, being irrevocable), to, in the name of and on behalf of such Shareholder: (i) register or record the transfer or cancellation of Purchased Shares and Other Securities on the appropriate registers maintained by or on behalf of Cream; (ii) vote, execute and deliver as and when requested by the Offeror, any instruments of proxy, authorization, resolution or consent in form and on terms satisfactory to the Offeror in respect of any Purchased Shares and Other Securities, revoke any such instrument, authorization, resolution or consent, or designate in any such instrument, authorization, resolution or consent, any person or persons as the proxyholder of such Shareholder in respect of such Purchased Shares or Other Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment or postponement thereof) of holders of Shares of Cream; (iii) execute and negotiate any cheques or other instruments representing any Other Securities payable to or to the order of, or endorsed in favour of a holder of Purchased Shares or Other Securities; (iv) exercise any rights of a holder of Purchased Shares and Other Securities with respect to such Purchased Shares and Other Securities; and (v) execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole discretion of the Offeror to effectively convey Purchased Shares and Other Securities to the Offeror, all as specified in the Letter of Transmittal or Notice of Guaranteed Delivery.

A holder of Shares who executes a Letter of Transmittal (or who deposits Shares by making a book-entry transfer) also agrees, effective on and after the date the Offeror takes up and pays for Purchased Shares, not to vote any of the Purchased Shares or Other Securities at any meeting (whether annual, special or otherwise or any adjournment or postponement thereof) of holders of Shares or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Shares or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Shares or Other Securities, and to designate in such instruments of proxy the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Shares or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.

Depositing Shareholders’ Representations and Warranties

All Shareholders depositing Shares pursuant to the Offer must have full power and authority to deposit, sell, assign and transfer the Shares to the Offeror. Shareholders depositing Shares pursuant to the Offer must have good title to their Shares and any Other Securities free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons. The acceptance of the Offer pursuant to the procedures described above will constitute a binding agreement between the depositing Shareholder and the Offeror upon the terms and subject to the conditions of the Offer, including the depositing Shareholder’s representation and warranty that: (i) such person has full power and authority to deposit, sell, assign and transfer the Shares and Other Securities being deposited and all interests therein and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Shares or Other Securities (or interests therein) to any other person; (ii) such Shareholder depositing the Shares (and any Other Securities), or on whose behalf such Shares (and any Other Securities), are being deposited, has good title to and is the beneficial owner of the Shares (and any Other Securities) being deposited within the meaning of applicable securities laws; (iii) the deposit of such Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such deposited Shares and any Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of other persons.

Binding Agreement

The acceptance of the Offer pursuant to the procedures set forth above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the Offeror’s take-up of the Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that: (i) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Shares and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and any Distributions being deposited under the Offer; (ii) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares and Distributions, to any other person; (iii) the deposit of the Deposited Shares and Distributions complies with applicable laws; and (iv) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto, free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, the Offeror shall have the right to withdraw or terminate the Offer and not take up and pay for any Shares deposited under the Offer, or extend the period of time during which the Offer is open for acceptance and delay taking up and paying for any Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the Expiry Time:

(a)
there being validly deposited under the Offer and not withdrawn at the Expiry Time that number of Shares that represents at least 50.1% of the outstanding Shares (calculated on a fully diluted basis) (the “Minimum Tender Condition”);

(b)
any and all government or regulatory approvals (including the Appropriate Regulatory Approvals), waiting or suspensory periods (and any extensions thereof), waivers, permits, consents, reviews, sanctions, orders, rulings, decisions, declarations, certificates and exemptions required by law, policy or practice (including those of any provincial securities authorities, stock exchanges or other securities regulatory authorities) that are, in the Offeror’s reasonable discretion, necessary or advisable to complete the Offer, shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms satisfactory to the Offeror, in its reasonable discretion;

(c)
no act, action, suit or proceeding shall have been taken or threatened or be pending before or by any Governmental Entity or by any elected or appointed public official or private person (including, by any individual, company, firm, group or other entity), whether or not having the force of law, and no law shall have been proposed, amended, enacted, promulgated or applied, in either case:

(i)           challenging the Offer or the ability of the Offeror to make or maintain the Offer;

(ii)
seeking to prohibit, restrict or impose material limitations or conditions on: (A) the acquisition by, or sale to, the Offeror of any Shares, (B) the take-up or acquisition of Shares by the Offeror, (C) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares, (D) the ownership or operation or effective control by the Offeror of any material portion of the business, property, assets, licenses or permits of Cream or its affiliates or subsidiaries or to compel the Offeror or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business, property, assets, licenses or permits of Cream or any of its affiliates or subsidiaries as a result of the Offer, or (E) the ability of the Offeror and its affiliates and subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(iii)
seeking to obtain from the Offeror, any of its affiliates or subsidiaries, or any director or officer of any of the foregoing, or from Cream, any of its affiliates or subsidiaries, or any director or officer of any of the foregoing, any material damages directly or indirectly in connection with the Offer;

(iv)
which, in the reasonable discretion of the Offeror, if successful, would be reasonably likely to result in a Material Adverse Effect on Cream or its affiliates or subsidiaries, taken as a whole, if the Offer was consummated; or

(v)
which, in the reasonable discretion of the Offeror, if successful, would make uncertain the ability of the Offeror and its affiliates and subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(d)
there shall not be in effect or threatened any temporary restraining order, preliminary or permanent injunction, cease trade order or other order, decree or judgment issued by any Governmental Entity or other legal restraint or prohibition challenging the Offer or preventing the completion of the Offer or the acquisition of Shares under the Offer, or any Compulsory Acquisition or any Subsequent Acquisition Transaction and there shall not exist any law, nor shall any law have been proposed, enacted, entered, modified, amended, promulgated or applied, nor shall there be in effect, pending or threatened any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Entity or other legal restraint or prohibition which would have the effect of prohibiting, restricting, making illegal or imposing material limitations or conditions on: (i) the acquisition by, or sale to, the Offeror of any Shares; (ii) the take up or acquisition of Shares by the Offeror; (iii) the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Shares; (iv) the ownership or operation or effective control by the Offeror of any material portion of the business, property, assets, licenses or permits of Cream or its affiliates or subsidiaries or to compel the Offeror or its affiliates or subsidiaries to dispose of or hold separate any material portion of the business, property, assets, licenses or permits of Cream or any of its affiliates or subsidiaries as a result of the Offer; or (v) the ability of the Offeror and its affiliates and subsidiaries to complete any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(e)
the Offeror shall not have become aware of any adverse claims, impairments, rights, interests, limitations or other restrictions or rights of expropriation of any kind whatsoever not specifically and publicly disclosed by Cream prior to September 27, 2010 in respect of any of Cream’s properties, assets, licenses or permits including any mineral rights or concessions;

(f)
the Offeror shall have determined, in its reasonable discretion, that none of the following shall exist or shall have occurred (which has not been cured or waived), or is threatened: (i) any property, right, franchise, concession, permit or licence of Cream or of any of its affiliates or subsidiaries has been or may be impaired or otherwise adversely affected, whether as a result of the making of the Offer, taking up and paying for Shares deposited under the Offer, the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or otherwise, on a basis which might reduce the expected economic value to the Offeror of the acquisition of Cream or make it inadvisable for the Offeror to proceed with the Offer and/or with taking up and paying for Shares deposited under the Offer; or (ii) any covenant, term or condition in any of the notes, bonds, mortgages, indentures, licences, leases, contracts, agreements or other instruments or obligations to which Cream or any of its affiliates or subsidiaries is a party or to which they or any of their properties or assets are subject that might reduce the expected economic value to the Offeror of the acquisition of Cream or make it inadvisable for the Offeror to proceed with the Offer and/or taking up and paying for Shares deposited under the Offer, and/or completing a Compulsory Acquisition or Subsequent Acquisition Transaction (including, but not limited to, any default, right of termination, acceleration, right of first refusal, pre-emptive right, purchase right, loss of control or operatorship, pricing change or other event that might ensue as a result of the Offeror taking up and paying for Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction);

(g)
the Offeror shall have determined in its reasonable discretion that none of Cream, any of its affiliates or subsidiaries, or any Governmental Entity or other third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event (in each case other than an action or failure to take an action specifically and publicly disclosed by Cream prior to September 27, 2010), which might reduce the expected economic value to the Offeror of the acquisition of Cream or make it inadvisable for the Offeror to proceed with the Offer and/or with the taking up and paying for Shares under the Offer and/or the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, including without limiting the generality of the foregoing: (i) any action or event with respect to any agreement, proposal, offer or understanding relating to any sale, disposition or other dealing with any of the assets of Cream or any of its affiliates (other than any such sale, disposition or other dealing between Cream and any affiliate of Cream), any issuance of securities (other than in connection with the exercise of Options or other securities of Cream existing on September 27, 2010 that are convertible into or exchangeable or exercisable for Shares in accordance with their terms specifically and as publicly disclosed prior to September 27, 2010) or Options or rights to purchase securities, the payment of any dividends or other distributions or payments, any acquisition or transaction causing a reduction in the number of, or authorizing or proposing the acquisition or other reduction in the number of outstanding Shares or other securities of Cream or any of its subsidiaries, any incurrence of material debt or project financing or material steps in furtherance of the foregoing including the granting of any security, charge or other lien over its assets, any acquisition from a third party of assets or securities by Cream or any of its affiliates, any reorganization of Cream and its affiliates, or any take-over bid (other than the Offer), merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Cream or any of its subsidiaries or affiliates, the making of or committing to make any capital expenditure by Cream or any of its affiliates or subsidiaries (other than in accordance with plans specifically and publicly disclosed by Cream prior to September 27, 2010), the waiving, releasing, granting, transferring, extinguishing, expropriation or amending of any rights of material value under (A) any existing material contract in respect of any material joint ventures or material properties or projects, or (B) any other material license, lease, permit, authorization, concession, contract, agreement, instrument or other document; (ii) any change to Cream’s notice of articles, articles or other constating documents; (iii) adopting, establishing or entering into any new employment, change in control, severance compensation or similar agreement, arrangement or plan with or for one or more of Cream’s or its affiliates’ or subsidiaries’ employees, consultants, officers or directors not specifically and publicly disclosed by Cream prior to September 27, 2010; (iv) adopting, establishing or entering into, or amending or making on or after September 27, 2010 grants or awards pursuant to any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants, officers or directors of Cream or any of its affiliates or subsidiaries, whether or not as a result of or in connection with the transactions contemplated by the Offer and Circular; (v) except as may be required by law, taking any action to adopt, establish, terminate or amend any employee benefit plan of Cream or any of its affiliates or subsidiaries; or (vi) any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Cream, or any agreement to engage in any of the foregoing;

(h)
the Offeror shall have determined, in its reasonable discretion, that there does not exist and that there shall not have occurred any change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after September 27, 2010 that has or may have a Material Adverse Effect on Cream and its affiliates or subsidiaries, taken as a whole and that the Offer, if consummated, shall not trigger a Material Adverse Effect on Cream and its affiliates and subsidiaries, taken as a whole and the Offeror shall not have become aware of any change, effect, event, circumstance, occurrence or state of facts, pending or threatened, on or after September 27, 2010, that, in the reasonable discretion of the Offeror, has had or may have a Material Adverse Effect on Cream and its affiliates and subsidiaries, taken as a whole;

(i)
the Offeror shall not have become aware of any untrue statements of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made, in any document filed by or on behalf of Cream with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States or elsewhere, prior to September 27, 2010, including any prospectus, registration statement, annual information form, financial statement, material change report, management proxy circular, feasibility study or technical report (or executive summary thereof), press release or any other document so filed by Cream, and Cream shall have disclosed all material changes in relation to Cream which occurred prior to September 27, 2010 in a non-confidential material change report filed with the British Columbia Securities Commission prior to September 27, 2010;

(j)
the Offeror (directly or through one or more affiliates) shall not have entered into an agreement with Cream which contemplates the acquisition, directly or indirectly, of 100% of the Shares in a single transaction approved by the Shareholders;

(k)
there shall not have occurred or been threatened on or after September 27, 2010: (i) any general suspension of trading in, or limitation on prices for, securities on the TSX-V or OTC Bulletin Board; (ii) any change in the general political, market, economic, social or financial market conditions in Canada that could, in the reasonable discretion of the Offeror, have a Material Adverse Effect on Cream and its affiliates and subsidiaries, taken as a whole; (iii) any extraordinary or material adverse change in the financial markets in Canada or the United States; or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(l)
the Offeror will have determined in its reasonable discretion that: (i) Cream has not adopted a shareholder rights plan that provides rights to the Shareholders to purchase any securities of Cream as a result of this Offer, Compulsory Acquisition or Subsequent Acquisition Transaction (a “Cream Rights Plan”), or (ii) if a Cream Rights Plan is adopted, it does not and will not adversely affect the Offer or the Offeror, either before or on consummation of the Offer, or the purchase of any Shares under any Compulsory Acquisition or Subsequent Acquisition Transaction; and

(m)
without limiting the generality of the foregoing conditions, the Offeror shall have determined, in its sole discretion, that there has been no actual or proposed material change in the status of the Nuevo Milenio Property or in the interest of Cream in Cream Mexico or the Nuevo Milenio Property and that Cream’s management or Board of Directors will not have taken any action that the Offeror deems to be detrimental to Cream.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition.  The Offeror may, in the Offeror’s sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.  The Offeror reserves the right to withdraw the Offer if, at the Expiry Time, any condition to the Offer remains unsatisfied or has not been waived. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions shall be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario.  The Offeror, forthwith after giving any such notice, will make a public announcement of such waiver or withdrawal in compliance with applicable securities laws, will cause the Depositary, if required by law, as soon as practicable thereafter to notify Shareholders in the manner set forth below in Section 11 of this Offer, “Notice and Delivery”.  In the event that the Offeror waives a material condition to the Offer, the Offeror will disseminate notice of such waiver to Shareholders in a manner reasonably calculated to inform such holders of such waiver and will allow sufficient time for Shareholders to consider the effect of such waiver on the Offer. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario. In the event of any waiver, all Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer. If the Offer is withdrawn, the Offeror will not be obligated to take up or pay for any Shares deposited under the Offer and the Depositary will promptly return all Shares to the parties by whom it was deposited in acceptance of the Offer. See Section 9 of this Offer, “Return of Deposited Shares”.

5.	Take-Up and Payment

If all the conditions referred to in Section 2 of this Offer, “Time for Acceptance” have been satisfied or waived at the end of the Offer Period, the Offeror will, in accordance with the terms of the Offer, take up Shares validly deposited under the Offer and not withdrawn pursuant to Section 8 of this Offer, “Right to Withdraw Shares”, promptly, following the Expiry Time, but in any event not later than 10 days after the Expiry Date. Any Shares taken up will be paid for promptly, and in any event not later than the earlier of three business days after they are taken up and 10 days after the Expiry Date. Any Shares deposited pursuant to the Offer after the first date on which Shares have been taken up by the Offeror will be taken up and paid for within 10 days of such deposit.

Subject to applicable law, the Offeror expressly reserves the right in its sole discretion to delay or otherwise refrain from taking up and paying for any Shares or to terminate the Offer and not take up or pay for any Shares or terminate the Offer if any condition of the Offer is not satisfied or, where permitted, waived by the Offeror by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario.  The Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Shares validly deposited and not validly withdrawn pursuant to the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary of its acceptance for payment of such Deposited Shares pursuant to the Offer at its principal office in Vancouver, British Columbia or Toronto, Ontario.

The Offeror will pay for Shares validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in cash for transmittal to persons who have deposited Shares under the Offer. The Depositary will act as the agent of the persons who have deposited Shares in acceptance of the Offer for the purposes of receiving the Offered Consideration from the Offeror and transmitting such Offered Consideration to such persons. Receipt of the cash representing the Offered Consideration by the Depositary will be deemed to constitute receipt of payment by persons depositing Shares pursuant to the Offer. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Shares on the purchase price of Shares purchased by the Offeror, regardless of any delay in making such payment.

Settlement with each Shareholder who has validly deposited and not validly withdrawn Shares under the Offer will be made by the Depositary forwarding the Offered Consideration to which such Shareholder is entitled.

If any Deposited Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, of if certificates are submitted for more Shares than is deposited, certificates for unpurchased Shares will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as it is practicable following the termination of the Offer or the conclusion of the Offer, as applicable. Unless otherwise directed in the Letter of Transmittal, certificates representing unpurchased Shares will be forwarded to the address of the registered Shareholder as shown on the securities register maintained by Cream.

Shareholders depositing Shares will not be required to pay any fee or commission if they accept the Offer by depositing their Shares directly with the Depositary. If you hold your Shares through a broker or other nominee and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so.

6.	Extensions, Variations or Changes to the Offer

The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until the Expiry Time, unless the Offer is extended or withdrawn by the Offeror.

Subject to the limitations described below, the Offeror expressly reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance, to vary the terms of the Offer or extend the Expiry Time, in accordance with applicable laws, by giving notice in writing to the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario.  Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, will be deemed to be extended to the date specified in such notice or as required by applicable law, or in the case of a variation, the Offer will be deemed to be varied in the manner described in such notice, as the case may be.  The Offeror will, as soon as practicable after giving any such notice to the Depositary (but in no event later than 9:00 a.m. Pacific Time, on the next business day after the previously scheduled Expiry Time), publicly announce the extension, variation or change and, if required by applicable law, cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of Cream. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its offices in Vancouver, British Columbia or Toronto, Ontario.

Where the terms of the Offer are varied, the Offer Period will not expire before 10 business days after the notice of change or variation has been given to Shareholders, unless otherwise permitted by applicable law and subject to abridgement or elimination of the Offer Period pursuant to such orders or other forms of relief as may be granted by any Governmental Entity.

During any extension of the Offer, all Shares previously deposited and not withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer, subject to Section 8 of this Offer, “Right to Withdraw Shares”. An extension of the Expiry Time will not, in and of itself, constitute a waiver by the Offeror of any of its rights under Section 4 of this Offer, “Conditions of the Offer”.

If, before the Expiry Time, the Offeror in its sole discretion elects to increase the Offered Consideration, such increase will be applicable to all holders whose Shares are taken up under the Offer.

7.	Changes in Capitalization of Cream; Liens

If, on or after the date of the Offer, Cream should divide, combine, reclassify, consolidate, convert or otherwise change any of the Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of this Offer, “Conditions of the Offer”, make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration or other terms of the Offer (including the type of securities offered to be purchased and the consideration payable therefor).

Shares acquired pursuant to the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including the right to any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Shares, whether or not separated from the Shares, but subject to any Shares being validly withdrawn by or on behalf of a depositing Shareholder. If, on or after the date of the Offer, Cream should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Shares, which is or are payable or distributable to Shareholders of record on a date prior to the transfer into the name of the Offeror or its nominees or transferees on the securities register maintained by or on behalf of Cream in respect of Shares, then the whole of any such dividend, distribution, payment, right or other interest will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to any such dividend, distribution, payment, right or other interest and may deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed in Section 16 of the Circular, “Certain Canadian Federal Income Tax Considerations” or Section 17 of the Circular, “United States Federal Income Tax Warning”.

8.	Right to Withdraw Shares

Except as otherwise provided in this Section 8 of the Offer, all deposits of Shares to the Offer will be irrevocable. Unless otherwise required or permitted by applicable laws, any Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)           at any time before the Shares have been taken up by the Offeror pursuant to the Offer;

(b)           if the Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)           at any time before the expiration of 10 business days from the date upon which either:

(i)
a notice of change relating to a change in the information contained in the Offer, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), in the event that such change occurs at or before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or

(ii)
a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the Offered Consideration offered for the Shares where the Expiry Time is not extended for more than 10 business days or a variation consisting solely of a waiver by the Offeror of one or more conditions of the Offer), is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or securities regulatory authorities and only if such Deposited Shares have not been taken up by the Offeror at the date of the notice.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at the place of deposit of the relevant Shares. Any such notice of withdrawal must: (i) be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy; (ii) be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the Shares to be withdrawn; (iii) specify the number of Shares to be withdrawn, the name of the registered Shareholder and the certificate number shown on the share certificate(s) representing such Shares to be withdrawn; and (iv) must be actually received by the Depositary at the place of deposit for the applicable Shares (or Notice of Guaranteed Delivery in respect thereof).  No signature guarantee is required on a notice of withdrawal if the notice of withdrawal is signed by the registered Shareholder exactly as the name of the registered Shareholder appears on the certificate representing Shares deposited with the Letter of Transmittal or if the Shares were deposited for the account of an Eligible Institution.  In all other cases, the signature on a notice of withdrawal must be guaranteed by an Eligible Institution.  The withdrawal will take effect upon actual receipt by the Depositary of the properly completed notice of withdrawal.  A withdrawal of Shares deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written or facsimile notice of withdrawal.

Alternatively, if Shares have been deposited pursuant to the procedures for book-entry transfer, as set forth in Section 3 of this Offer, “Manner of Acceptance—Acceptance by Book Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There will be no duty or obligation on the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal, and no liability will be incurred by any of them for failure to give such notice.

Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not validly deposited for the purposes of the Offer. However, withdrawn Shares may be re-deposited at any subsequent time prior to the Expiry Time by again following any of the procedures described in Section 3 of this Offer, “Manner of Acceptance”.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for the Shares or is unable to take up or pay for Shares for any reason, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, subject to applicable laws, retain on behalf of the Offeror all Deposited Shares and Distributions, and such Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 8 of the Offer or pursuant to applicable laws.

9.	Return of Deposited Shares

If any Deposited Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are deposited, certificates for unpurchased Shares will be returned to the depositing Shareholder as soon as is practicable following the termination or withdrawal of the Offer by either (i) sending new certificates representing Shares not purchased or by returning the deposited certificates (and other relevant documents) or (ii) in the case of Shares deposited by book-entry transfer of such Shares pursuant to the procedures set forth in Section 3 of this Offer, “Manner of Acceptance—Acceptance by Book Entry Transfer”, such Shares will be credited to the depositing Shareholder’s account maintained with CDS or DTC, as applicable. Certificates (and other relevant documents) will be forwarded by first class mail in the name of and to the address specified by the Shareholder in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by Cream or its transfer agent, as soon as practicable after the termination of the Offer.

10.	Mail Service Interruption

Notwithstanding the provisions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. A person entitled to share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the Shares were delivered, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding Section 11 of this Offer, “Notice and Delivery”, the deposit of share certificates and any other relevant documents with the Depositary in such circumstance will constitute delivery to the persons entitled thereto and the Shares will be deemed to have been paid for immediately upon such deposit.

Notice of any determination regarding mail service delay or interruption made by the Offeror will be given in accordance with Section 11 of this Offer, “Notice and Delivery”.

11.	Notice and Delivery

Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to registered Shareholders if it is mailed by prepaid, first class mail to the registered Shareholders at their respective addresses appearing in the appropriate registers maintained by Cream in respect of the Shares and will be deemed, unless otherwise specified by applicable laws, to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada or the United States following mailing.

Except as otherwise required or permitted by law, in the event of any interruption of mail service in Canada or the United States, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. Except as otherwise required or permitted by law, if post offices in Canada or the United States are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (i) it is given to the TSX-V for dissemination through their facilities, (ii) if it is published once in the National Edition of The Globe and Mail and in a daily newspaper of general circulation in the French language in the City of Montreal, Quebec, together with either the New York Times or the Wall Street Journal; or (iii) it is given to both the Marketwire News Wire Service and the Dow Jones News Services.

Unless post offices are not open for the deposit of mail, the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid or made available in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Shares when such list or listing is received.

Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at the address listed for the Depositary in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable. Wherever the Offer calls for documents to be delivered to the Depositary, those documents will not be considered delivered unless and until they have been physically received at the address listed in the Letter of Transmittal or Notice of Guaranteed Delivery, as applicable.

12.	Market Purchases

The Offeror reserves the right to and may acquire beneficial ownership of Shares other than under the terms of the Offer.  However, in the event it chooses to do so, the Offeror may only acquire such Shares other than pursuant to the terms of the Offer in accordance with section 2.2(3) of MI 62-104 and section 2.1 of OSC Rule 62-504, which require that:

(a)	such intention is stated in a news release issued and filed at least one business day (in Toronto, Ontario) prior to making such purchase;

(b)	the aggregate number of Shares beneficially acquired pursuant to such purchases does not exceed 5% of the outstanding Shares as of the date of the Offer;

(c)	the purchases are made in the normal course through the facilities of the TSX-V;

(d)
the Offeror issues and files a news release containing the information required under section 2.2(3) of MI 62-104 and section 2.1 of OSC Rule 62-504, as applicable, immediately after the close of business of the TSX-V on each day in which Shares have been purchased; and

(e)
any broker involved in such trades provides only customary broker services and receives only customary fees or commissions, and no solicitation is made by the Offeror, the seller or their respective agents.

In no event will the Offeror make any purchases of Shares through the facilities of the TSX-V until the third clear trading day following the date of the Offer.

Purchases pursuant to section 2.2(3) of MI 62-104 and section 2.1 of OSC Rule 62-504 will be counted in any determination as to whether the Minimum Tender Condition has been fulfilled.

Although the Offeror has no present intention to sell Shares taken up under the Offer, the Offeror reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Shares after the Expiry Time, subject to compliance with section 2.7(2) of MI 62-104 and section 93.4(2) of the Securities Act (Ontario), as applicable.

For the purposes of this Section 12 of the Offer, the “Offeror” includes Endeavour and any person acting jointly or in concert with Endeavour.

13.	Other Terms of the Offer

No broker, dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror other than as contained in the Offer and Circular, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror or the Depositary for purposes of the Offer.

The provisions of the Glossary, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Shares deposited under the Offer. Any such transfer will not relieve the Offeror of its obligations under the Offer and will not prejudice the rights of Shareholders depositing Shares to receive payment for Shares validly deposited and taken up and paid for pursuant to the Offer.

The Offer and all contracts resulting from the acceptance thereof will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the laws of such jurisdiction. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction to the courts of the Province of British Columbia.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, is not being made or directed to, nor will deposits of Shares be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer, the validity of any deposit of Shares and the validity of any withdrawals of Shares.

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Shares or any particular Shareholder. There shall be no duty or obligation of Endeavour, the Depositary or any other person to give notice of any defect or irregularity in the deposit of any Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

The Offer and the accompanying Circular constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to the Offer.  Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

Dated: October 4, 2010

ENDEAVOUR SILVER CORP.

(signed) Bradford J. Cooke
Chairman and Chief Executive Officer

CIRCULAR

This Circular is furnished in connection with the accompanying Offer dated October 4, 2010 by The Offeror to purchase, upon the terms and subject to the conditions described therein, all of the issued and outstanding Shares, including any Shares that may become issued and outstanding after the date of the Offer upon the conversion, exchange or exercise of any currently outstanding securities of Cream that are convertible into or exchangeable or exercisable for Shares.  The terms and conditions of the Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular.  Shareholders are urged to refer to the Offer for details of its terms and conditions, including details as to payment and withdrawal rights. Defined terms used in the Offer are used in this Circular with the same meaning unless the context otherwise requires.

Except as otherwise indicated herein, the information concerning Cream contained in this Circular has been taken from or is based upon publicly available information filed with the Canadian securities regulators and other public sources available as at October 1, 2010.  Neither the Offeror, nor any person acting jointly or in concert with the Offeror nor any of the directors or officers of the Offeror or such persons, assumes any responsibility for the accuracy or completeness of such information or any failure by Cream to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror or such persons.

1.	Endeavour

Endeavour is a British Columbia company incorporated on August 11, 1981 and is a reporting issuer in all of the provinces of Canada.  Its common shares are listed and traded on the Toronto Stock Exchange under the symbol “EDR”, on the NYSE Amex under the symbol “EXK” and on the Frankfurt Exchange under the symbol “EJD”.  Its head office is located at Suite 301—700 West Pender Street, Vancouver, British Columbia V6C 1G8, telephone: (604) 685-9775.

Endeavour is engaged in the business of silver mining in Mexico and related activities including the acquisition, exploration, development and reclamation of mineral properties for the purpose of extracting, processing, refining and selling silver.  It is focussed on the growth of its silver production, reserves and resources in Mexico.  Since start-up of its operations in Mexico in 2004, Endeavour has posted five consecutive years of aggressive silver production, reserve and resource growth.  The organic expansion programs now underway at Endeavour’s two operating silver mines in Mexico combined with its strategic acquisition and exploration programs are intended to achieve Endeavour’s goal to become the next premier mid-tier silver mining company.  Endeavour currently has over 800 employees and has a quoted market value of approximately Cdn.$276.7 million as of the close of trading on October 1, 2010.  As of the date hereof, Endeavour does not hold any Shares or other securities of Cream.

2.	Cream

Cream’s principal business activity is the exploration of mineral properties, currently in Mexico and Canada.  It was incorporated under the laws of the Province of British Columbia on October 12, 1966 and its head office is located at 1400—570 Granville Street, Vancouver, British Columbia  V6C 3P1, telephone: (604) 687-4622. The Shares of Cream are listed and posted for trading on the TSX-V under the symbol “CMA” and on the OTC Bulletin Board in the United States under the symbol “CRMXF.OB”.

Cream is a reporting issuer in the Provinces of British Columbia and Alberta and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities which are available at www.sedar.com.  Cream is also a reporting issuer under the U.S. Exchange Act and files continuous disclosure documents with the SEC which are available at www.sec.gov.

3.	Background to the Offer

In January, 2009, an initial meeting was held between Endeavour and Cream in Mexico during which Cream provided an overview of its Nuevo Milenio Property.  In March, 2009, Endeavour personnel conducted a site visit on the property which included surface and underground inspection with collection of check samples and examination of drill core.

In June, 2009, Endeavour expressed to Cream its interest in the Nuevo Milenio Property. Cream invited Endeavour to make an offer and in late June, 2009, Endeavour made an offer to acquire all of the shares of Cream de Mexico, the wholly-owned Mexican subsidiary of Cream that owns the Nuevo Milenio Property, for cash, Endeavour shares and a net smelter returns royalty. At that time, Cream had approximately $2.0 million in debts and negative working capital.

Cream responded that the offer did not have enough cash and did not allow it to retain a sufficient interest in the property and they preferred an option and joint venture so on July 3, 2009, Endeavour tendered a revised purchase offer to Cream that included more cash and a net smelter returns royalty together with a presentation highlighting the merits of a sale compared to an option and joint venture.

Cream declined the revised purchase offer and subsequently entered into an option and joint venture agreement with Roca Mines Inc., another mineral exploration company. That agreement contained no cash payments and Roca completed only five drill holes twinning five Cream drill holes over the first year of the agreement, then dropped their option in July, 2010. During the period of the Roca option, Cream shareholders suffered 35% dilution as Cream needed to raise funds in order to stay in business. Today, Cream continues to have about $2 million in debts and negative working capital.

After Roca dropped their option on the Nuevo Milenio Property, Cream called Endeavour in July, 2010, to ask if Endeavour would consider re-opening discussions and in particular, if Endeavour would honour its purchase offer from 2009. Endeavour responded positively and so on July 28, 2010, a meeting was held between the Endeavour Chief Executive Officer, the Cream Chief Executive Officer and Cream's Chairman to discuss the possibilities of a transaction on Nuevo Milenio.  For a part of this meeting, the Cream Vice President of Exploration joined the meeting by conference call to provide comments on the nature of the resource and the exploration potential of the Nuevo Milenio Property. It quickly became apparent that there was a difference of opinion over the value of the Nuevo Milenio Property. Endeavour reiterated its interest in a purchase agreement and Cream reiterated its interest in an option and joint venture, but invited Endeavour to make a new and improved offer for Nuevo Milenio.

On August 3, 2010, Endeavour wrote a letter to Cream comparing indicative terms for three possible types of transactions, (1) an option to joint venture the Nuevo Milenio Property, (2) a proposed purchase of Cream Mexico which holds the Nuevo Milenio Property and (3) a possible friendly take-over bid for the shares of Cream.  On August 11, 2010, Cream announced that it was currently in discussions with a number of companies concerning the Nuevo Milenio Property to explore all avenues available to achieve maximum shareholder value on the property.

Discussion ensued and at the request of Endeavour and invitation of Cream, Endeavour made a follow-up site visit on the Nuevo Milenio Property on August 20, 2010.  Endeavour inspected and sampled the Roca drill cores and requested copies of the exploration data but the request was denied. On August 23, 2010, Cream sent Endeavour a draft confidentiality agreement and Endeavour responded that the parties should try to reach an agreement subject to final due diligence and a confidentiality agreement could be signed at that time.

Further discussions were held with Cream management which led to an Endeavour offer of a merger/take-over with Cream on September 4, 2010 which the Cream Board subsequently rejected. Cream management then informed Endeavour that a Special Committee had been formed to evaluate offers and asked Endeavour to formalize its offer to purchase the Nuevo Milenio Property on an option to purchase basis which it did on September 7, 2010.  On September 9, 2010, Cream advised that five members of its Board were in favour of the Endeavour offer while two members opposed it.  On September 14, 2010, the Chief Executive Officers of Endeavour and Cream met and Cream’s Chief Executive Officer advised Endeavour that the Cream Board had decided not to proceed with the latest offer.

Additional discussions led to Endeavour making another revised offer on September 15, 2010 to enter into an option to purchase either the Nuevo Milenio Property or Cream Mexico in exchange for property expenditures, cash and Endeavour shares, with the final payment to be made in shares calculated on the number of silver and silver equivalent ounces determined at that time.  On September 20, 2010, a formalized offer containing these terms was delivered to Cream.

On September 22, 2010, Cream advised Endeavour that its Special Committee still had not reviewed Endeavour's offer and needed more time. Endeavour wrote back to Cream indicating its disappointment that it had not been able to reach an agreement regarding Cream or the Nuevo Milenio Property following two months of discussions and several offers.  Endeavour was told that two of the Cream directors who are significant shareholders were objecting to all of the Endeavour offers.  Endeavour reiterated its offers and advised Cream that if it did not receive a substantive response to its latest offer or to any of its other offers by 12:00 noon on Friday, September 24, 2010, Endeavour intended to appeal directly to the shareholders of Cream with a view to making an offer to acquire all of the outstanding shares of Cream.

Endeavour also stated in its September 22, 2010 letter that it expected Cream would not take any steps with respect to itself or its assets which would reduce shareholder value in any way or create any impediments to the ability of Cream shareholders to receive and accept an Endeavour offer.

On September 24, 2010, Cream advised Endeavour that, in order to respond appropriately to these and other proposals received, a committee of independent directors had been appointed and, with the assistance of an independent advisor, the committee was considering the Endeavour proposals.  Later that day, Cream contacted Endeavour to say that the Cream Board had turned down all of Endeavour’s offers and would Endeavour consider an option and joint venture.

On September 25, 2010, Endeavour made a final offer to Cream to acquire up to a 75% interest in the Nuevo Milenio Property on an option and joint venture basis.  Cream turned down the offer the same day.

On September 27, 2010, as it had become evident to Endeavour that negotiations with Cream over a period of two months had been unsuccessful, Endeavour issued a news release announcing its intention to make the Offer.

4.	Reasons to Accept the Offer

Endeavour believes that Cream Shareholders will receive the following significant benefits from the Offer:

•
Significant Premium: The offer price of Cdn.$0.12 per Share represents a premium of 76% over the average closing price of the Shares of $0.068 for the ten trading days ended September 24, 2010, a premium of 62.5% over the closing trading price of $0.075 on September 24, 2010, the last trading day prior to the announcement of the Offer, and a significant premium over the average trading price of the Shares over the past two years.

•	Full Value Incorporating Upside Potential: The Offer provides full value for Cream and its main asset, the Nuevo Milenio Property.

•
Immediate Liquidity; No Further Dilution: The Offer provides Shareholders with a means of realizing immediate value and liquidity without delay at a substantial premium and without assuming the risks and dilution associated with further exploration and development of the Nuevo Milenio Property.  In the past year during the period of the option to joint venture with Roca Mines Inc., Cream shareholders suffered 35% dilution and Cream continues to have approximately $2 million in debt and negative working capital.

•
Risk of Cream Financial Position: Cream’s financial statements advise that Cream’s “ability to continue as a going concern is contingent on its ability to obtain additional financing … [and] is dependent upon the continuing financial support of related parties and shareholders or obtaining financing to continue exploration and/or development of its mineral interests and to meet its administrative overhead costs”.  In light of Cream’s current financial position, the Offer is an attractive alternative compared to further Shareholder dilution which would result from Cream’s need for funds to pay debts and to finance further exploration or development of the Nuevo Milenio Property.

•
Risk of Cream Resource Disclosure: Cream’s mineral resources as disclosed in their National Instrument 43-101 (“NI 43-101”) reports on the Nuevo Milenio Property were prepared by Cream’s second largest shareholder and a Director, not by independent consultants as required under NI 43-101.  In Endeavour’s opinion, the resources are not compliant with NI 43-101 and a substantial amount of work will be required to confirm resources in compliance with NI 43-101.

5.	Purpose of the Offer and Endeavour’s Plans for the Nuevo Milenio Property

Purpose of the Offer

The purpose of the Offer is to enable Endeavour to control Cream by acquiring, directly or indirectly, all of the Shares, thereby bringing the future of the Nuevo Milenio Property under the control of a group of experienced professionals with expertise in bringing mining properties into production in Mexico.

If, within four months after the date of the Offer, the Offer is accepted by Shareholders holding not less than 90% of the Shares, other than any Shares held at the date of the Offer by or on behalf of the Offeror or an affiliate or associate (as these terms are defined in the BCBCA) of the Offeror, and the Offeror acquires such deposited Shares, then the Offeror intends to acquire the Shares not deposited under the Offer on the same terms as the Shares acquired under the Offer pursuant to a Compulsory Acquisition.

If the Offeror is not entitled to effect a Compulsory Acquisition, it intends to acquire the remaining Shares pursuant to a Subsequent Acquisition Transaction, for consideration per Share equal in value to and in the same form as the Offered Consideration. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Shares acquired by the Offeror pursuant to the Offer. Although the Offeror intends to propose a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Cream, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described herein.

See Section 7 of this Circular, “Acquisition of Shares Not Deposited under the Offer”.

Plans for Cream

If the Offer is accepted and the Offeror acquires all of the outstanding Shares, the Offeror intends to expedite the development of the Nuevo Milenio Property towards production.  The Offeror also expects to conduct a review of Cream and its assets, operations and personnel to determine the changes necessary to integrate the operations of Cream into the operations of the Offeror as soon as possible after the Offer has completed.  It is anticipated that the current management of Endeavour will manage Cream in place of Cream’s current management and that the Cream board of directors will be replaced by nominees of Endeavour.  If permitted by applicable law, subsequent to completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Shares from the TSX-V.

Treatment of Cream Options and Warrants

The Offer is made only for Shares and is not made for any Options, Warrants or other rights to acquire Shares.  Any holder of such Options, Warrants or other rights to acquire Shares who wishes to accept the Offer should, to the extent permitted by their terms and applicable law, fully exercise, exchange or convert their Options, Warrants or other rights in order to obtain certificates representing Shares that may be deposited in accordance with the terms of the Offer.  Any such exercise or exchange must be made sufficiently in advance of the Expiry Date to ensure such holders that they will have certificates representing Shares available for deposit prior to the Expiry Date in accordance with the procedures referred to in Section 3 of the Offer, “Manner of Acceptance—Letter of Transmittal” or in sufficient time to fully comply with the procedures referred to in Section 3 of the Offer, “Manner of Acceptance—Procedure for Guaranteed Delivery”.

If any holder of Options, Warrants or other securities of Cream that are convertible into or exchangeable or exercisable for Shares does not exercise, exchange or convert such Options, Warrants or other convertible, exchangeable or exercisable securities before the Expiry Time, such Options, Warrants or other convertible, exchangeable or exercisable securities will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted by the terms of the Stock Option Plan or outstanding Warrants, after completion of a Compulsory Acquisition or Subsequent Acquisition the holders of Options will, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, receive cash upon the proper exercise of the Options or Warrants.  The amount of the cash consideration so payable will be equal to the Offered Consideration.

See Section 7 of this Circular, “Acquisition of Shares Not Deposited under the Offer”.

The tax consequences to holders of Options or Warrants of exercising or not exercising their Options or Warrants are not described in this Circular.  Holders of Options or Warrants should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options or Warrants.

6.	Information about Cream

The following information regarding Cream has been obtained from publicly available information and although believed to be accurate, has not been independently verified by the Offeror.

Share Capital of Cream

Cream is authorized to issue an unlimited number of common shares without par value.  Based on the registered shareholders list obtained by the Offeror in connection with the Offer, as at September 23, 2010, there were 88,324,202 Shares issued and outstanding.

Shareholders are entitled to receive notice of and attend all meetings of Shareholders with each Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings.  Shareholders are entitled to dividends if, as and when declared by the Cream board of directors.  Shareholders are entitled upon liquidation, dissolution or winding up of Cream to receive the remaining assets of Cream available for distribution to Shareholders.

Price Range and Trading Volume of Shares

The Shares are listed and posted for trading on the TSX-V under the symbol “CMA”.  The following table sets forth, for the periods indicated, the reported high, low and closing trading prices and the aggregate volume of trading of the Shares on the TSX-V.

2010	High (Cdn.$)	Low (Cdn.$)	Close (Cdn.$)	Volume
October (to October 1)	0.125	0.135	0.125	548,500
September	0.140	0.060	0.135	14,988,156
August	0.075	0.055	0.07	1,805,850
July	0.075	0.065	0.075	576,920
June	0.10	0.065	0.09	658,931
May	0.115	0.09	0.11	1,114,089
April	0.115	0.085	0.11	1,675,350

Endeavour announced its intention to make the Offer on September 27, 2010.  On September 24, 2010, the last trading day prior to such announcement, the closing price of the Shares on the TSX-V was Cdn.$0.075.  The average closing price of the Shares on the TSX-V for the 10 trading days ended September 24, 2010 was Cdn.$0.068 per Share.

7.	Acquisition of Shares Not Deposited under the Offer

It is the Offeror’s intention that, if it takes up and pays for Shares deposited under the Offer, it will enter into one or more transactions to enable it to acquire all Shares not acquired pursuant to the Offer. There is no assurance that any such transaction will be completed.

Compulsory Acquisition

If, within four months after the date of the Offer, the Offer has been accepted by Shareholders who, in the aggregate, hold not less than 90% of the Shares to which the Offer relates, other than Shares held at the date of the Offer by, or by a nominee for, the Offeror or its affiliates, the Offeror intends, subject to compliance with all applicable laws, to acquire (the “Compulsory Acquisition”) all the remaining Shares on the same terms that the Shares were acquired pursuant to the Offer, pursuant to the provisions of section 300 of the BCBCA.

To exercise such statutory right, the Offeror must send notice (the “Offeror’s Notice”) to each holder of Shares to whom the Offer was made but who did not accept the Offer (each, a “Remaining Shareholder”) within five months after the date of the Offer that the Offeror wants to acquire such Shares.  If the Offeror’s Notice is sent to a Remaining Shareholder under section 300(3) of the BCBCA, the Offeror is entitled and bound to acquire all of the Shares of that Remaining Shareholder that were involved in the Offer for the same price and on the same terms contained in the Offer, unless the Court orders otherwise on an application made by the Remaining Shareholder within two months after the date of the Offeror’s Notice.  Pursuant to any such application, the Court may fix the price and terms of payment for the Shares held by the Remaining Shareholder and make any such consequential orders and give such directions as the Court considers appropriate.  Unless the Court orders otherwise, the Offeror must, not earlier than two months after the date of the Offeror’s Notice, send a copy of the Offeror’s Notice to Cream and must pay or transfer to Cream the amount of cash or other consideration representing the price payable by the Offeror for the Shares that are referred to in the Offeror’s Notice.  Upon receiving the copy of the Offeror’s Notice and the amount of cash or other consideration representing the price payable for the Shares referred to in the Offeror’s Notice, Cream will be required to register the Offeror as a Shareholder with respect to those Shares.  Any such amount received by Cream for the Shares must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Cream, or by a trustee approved by the Court, in trust for the persons entitled to that sum.

Section 300 of the BCBCA also provides that if the Offeror has not sent the Offeror’s Notice to a Remaining Shareholder within one month after becoming entitled to do so, the Offeror must send a written notice to each Remaining Shareholder stating that the Remaining Shareholder, within three months after receiving such notice, may require the Offeror to acquire the Shares of that Remaining Shareholder that were involved in the Offer. If the Remaining Shareholder requires the Offeror to acquire its Shares in accordance with these provisions, the Offeror must acquire those Shares for the same price and on the same terms contained in the Offer.

The foregoing is a summary only of the rights of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of section 300 of the BCBCA.  See section 300 of the BCBCA, a copy of which is attached as Schedule A to this Circular, for the full text of the relevant statutory provisions.  Section 300 of the BCBCA is complex and may require strict adherence to notice and timing provisions, failing which a Remaining Shareholder’s rights may be lost or altered. Shareholders who wish to be better informed about those provisions of the BCBCA should consult their legal advisors.

See Section 16 of this Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 17 of this Circular, “United States Federal Income Tax Warning”, for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

If the Offeror takes up and pays for Shares validly deposited under the Offer, it intends to take such action as is necessary, including causing a special meeting of Shareholders to be called, to consider a statutory arrangement or similar transaction involving Cream and the Offeror, or a subsidiary of Cream or an affiliate of the Offeror, for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Shares not acquired pursuant to the Offer (a “Subsequent Acquisition Transaction”). Under such a Subsequent Acquisition Transaction, Cream may continue as a separate subsidiary of the Offeror following the completion of any such transaction. The timing and details of any such transaction will depend on a number of factors, including the number of Shares acquired pursuant to the Offer.  If the Offeror takes up and pays for 66⅔% of the Shares issued and outstanding on a fully diluted basis, under the Offer, the Offeror will own sufficient Shares to effect a Subsequent Acquisition Transaction.  The

Offeror will cause the Shares acquired under the Offer to be voted in favour of a Subsequent Acquisition Transaction and, to the extent permitted by applicable law, to be counted as part of any minority or independent shareholder approval that may be required in connection with such a transaction.  The Offeror reserves the right, in its sole discretion, not to complete a Subsequent Acquisition Transaction.

MI 61-101 has been adopted as a policy of the TSX-V and is, therefore, applicable to Cream.  MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor.  The Offeror expects that any Subsequent Acquisition Transaction relating to Shares will be a “business combination” under MI 61-101. In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”.  However, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption therefrom, the “related party transaction” provisions therein do not apply to such transaction.

MI 61-101 provides that, unless exempted, a corporation proposing to carry out a business combination is required to prepare a valuation of the affected securities (and any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation.  The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting Cream and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101.  An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the Expiry Date provided that the consideration under such transaction is at least equal in value to and is in the same form as the consideration that tendering securityholders were entitled to receive in the take-over bid and provided that certain disclosure is provided in the Circular (and which disclosure has been provided herein).  The Offeror expects that these exemptions will be available.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the BCBCA and Cream’s constating documents require the approval of 66⅔% of the votes cast by holders of the outstanding Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction.  MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination, the approval of a simple majority of the votes cast by “minority” holders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities.  If, however, following the Offer, the Offeror is the registered holder of 90% or more of the Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority Shareholders.

In relation to the Offer and any business combination, the “minority” Shareholders will be, unless an exemption is available or discretionary relief is granted by applicable securities regulatory authorities, all Shareholders other than the Offeror, any interested party (within the meaning of MI 61-101), a “related party” of an “interested party”, unless the related party meets that description solely in its capacity as a director or senior officer of one or more persons that are neither “interested parties” nor “issuer insiders” (in each case within the meaning of MI 61-101) of the issuer, and any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Shares acquired under the Offer as “minority” shares and vote them, or to consider them voted, in favour of such business combination if, among other things (a) the business combination is completed not later than 120 days after the Expiry Date; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; (c) certain disclosure is provided in the Circular (and which disclosure is provided herein); and (d) the Shareholder who tendered such Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Shares.

The Offeror currently intends (i) that the consideration offered per Share under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the Offered Consideration paid to Shareholders under the Offer; (ii) that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date; and (iii) to cause any Shares acquired under the Offer to be voted in favour of any such Subsequent Acquisition Transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Any Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Shares. The exercise of such right of dissent, if certain procedures are complied with by the Shareholder, could lead to a judicial determination of fair value required to be paid to such dissenting Shareholder for its Shares. The fair value so determined could be more or less than the amount paid per Share pursuant to such transaction or pursuant to the Offer.

If the Offeror proposes a Subsequent Acquisition Transaction but cannot promptly obtain any required approval or exemption, or cannot otherwise complete a Subsequent Acquisition Transaction, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable laws, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Cream, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the value of the Offered Consideration to be paid for Shares under the Offer and could be for cash or securities or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offer or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror, which may vary from the terms and the value of the Offered Consideration.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ significantly from the tax consequences to such Shareholder of accepting the Offer. See Section 16 of this Circular, “Certain Canadian Federal Income Tax Considerations” and Section 17 of this Circular, “United States Federal Income Tax Warning”.  Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction if and when proposed.

Judicial Developments

On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and minority securityholder approval for specified types of transactions. See “Subsequent Acquisition Transaction” above.

Certain judicial decisions may be considered relevant to any business combination that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances, granted preliminary injunctions to prohibit transactions involving business combinations. The current trend in both legislation and Canadian jurisprudence is toward permitting business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority Shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

8.	Ownership of and Trading in Securities of Cream

Except as mentioned below, as at the date hereof, none of Endeavour or any director or officer of Endeavour, or, to the knowledge of the directors and officers of Endeavour after reasonable enquiry, (i) any associate or affiliate of an insider of the Offeror, (ii) any insider of the Offeror (other than a director or officer of the Offeror), and (iii) any person acting jointly or in concert with the Offeror, beneficially owns, directly or indirectly, or directs or controls, any Shares or other securities of Cream.  To the knowledge of the directors and officers of Endeavour, as at the date hereof, Mario Szotlender, a director of the Offeror, beneficially owns approximately 2,000 (0.002%) of the outstanding Shares.  Neither Endeavour nor any of the persons referred to in this paragraph has purchased or sold any Shares or other securities of Cream during the six-month period preceding the date hereof.

9.	Commitments to Acquire Securities of Cream

Except pursuant to the Offer, none of Endeavour or any director or officer of Endeavour, or, to the knowledge of the directors and officers of Endeavour after reasonable enquiry, (i) any associate or affiliate of an insider of the Offeror, (ii) any insider of the Offeror (other than a director or officer of the Offeror), and (iii) any person acting jointly or in concert with the Offeror, has entered into any arrangement, agreement, commitment or understanding to acquire any equity securities of Cream.

10.	Arrangements, Agreements, Commitments or Understandings

There are no arrangements, agreements, commitments or understandings made or proposed to be made between Endeavour and any of the directors or officers of Cream and no payments or other benefits are proposed to be made or given by Endeavour to such directors or officers as compensation for loss of office or as compensation for remaining in or retiring from office if the Offer is successful.

There are no contracts, arrangements or understandings, formal or informal, between Endeavour and any securityholder of Cream with respect to the Offer or between Endeavour and any person or company with respect to any securities of Cream in relation to the Offer.

11.	Benefits from the Offer

To the knowledge of Endeavour, there are no direct or indirect benefits of accepting or refusing to accept the Offer, that will accrue to any director or officer of Cream, to any associate or affiliate of a director or officer of Cream, to any person or company holding more than 10% of any class of equity securities of Cream or to any person acting “jointly or in concert” with Endeavour, other than those that will accrue to Shareholders generally. Certain Options and other securities of Cream that are convertible into or exchangeable or exercisable for Shares that are not currently convertible into or exchangeable or exercisable for Shares may become convertible into or exchangeable or exercisable for Shares upon the completion of the Offer and certain officers or employees of Cream may be entitled to additional compensation or benefits under employment or management contracts in connection with the completion of the Offer.

12.	Material Changes and Other Information

As of the date hereof, the Offeror has no information that indicates any material change in the affairs of Cream has occurred since the date of the last published financial statements of Cream, other than the making of this Offer by the Offeror and such other material changes as have been publicly disclosed by Cream.  The Offeror has no knowledge of any material fact concerning securities of Cream that has not been generally disclosed by Cream or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

13.	Effect of the Offer on the Market for and Listing of Shares

The purchase of Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares and, depending on the number of Shares acquired by the Offeror, could adversely affect the liquidity and market value of the remaining Shares held by the public.

The rules and regulations of the TSX-V establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Shares from the TSX-V. Among such criteria is the number of Shareholders and the number of Shares publicly held. Depending on the number of Shares purchased under the Offer, it is possible that the Shares would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Shares.

If permitted by applicable law, subsequent to completion of the Offer or any Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to apply to delist the Shares from the TSX-V and the OTC Bulletin Board. If the Shares are delisted from the TSX-V and the OTC Bulletin Board, the extent of the public market for the Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Shares publicly held and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, whether Cream remains subject to public reporting requirements in Canada and the United States and other factors.

After the purchase of the Shares under the Offer, Cream may cease to be subject to the public reporting and proxy solicitation requirements of the securities laws of Canada and the United States or may request to cease to be a reporting issuer or its equivalent under the securities laws of Canada and the United States.

14.	Regulatory Matters

The Offeror’s obligation to take up and pay for Shares tendered under the Offer is conditional upon all required regulatory approvals having been obtained on terms satisfactory to the Offeror, acting reasonably.  The Offeror does not currently intend to take up and pay for Shares pursuant to the Offer unless the Offeror has obtained, on terms acceptable to it, all approvals, consents and clearances required or deemed appropriate by the Offeror in respect of the purchase of the Shares under any applicable competition, merger control, antitrust or other similar law or regulation in jurisdictions material to the operations of the Offeror or Cream.

The Offer is being made in compliance with applicable Canadian rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

15.	Source of Funds

If all of the outstanding Shares and all in-the-money Options and Warrants are exercised and the underlying Shares are tendered to the Offer and are taken up and paid for, the total cash consideration payable to such tendering Shareholders would be approximately Cdn.$13.4 million.  All such funds will be paid by the Offeror using funds available to the Offeror from its capital account.

16.	Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations of the Offer generally applicable to Shareholders who, for the purposes of the Tax Act and at all relevant times, (i) deal and will deal at arm’s length with both Endeavour and Cream, (ii) are not affiliated with either Endeavour or Cream, and (iii) hold their Shares as capital property.  Shares will generally be considered capital property to a Shareholder unless the Shareholder holds such Shares in the course of carrying on business of buying and selling securities or has acquired such Shares in a transaction or transactions considered to be an adventure in the nature of trade.  Shareholders who are resident in Canada for purposes of the Tax Act and whose Shares might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have such Shares and every “Canadian security” (as defined in the Tax Act) owned by such holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property.

This summary does not address income tax considerations applicable to directors, officers or other insiders of Endeavour, Cream or related companies, or persons who hold Shares or will hold Shares subject to escrow, trading or other restrictions that might affect the value thereof.  In addition, this summary does not address the tax considerations relevant to Shareholders who acquired their shares on the exercise of Options.  The summary addresses the tax considerations applicable to the Shareholders only to the extent expressly set out herein.

This summary assumes that any person that held or holds at any time Options, Warrants or other rights to acquire Shares will have exercised them and acquired Shares, or will have allowed such Options, Warrants or other rights to expire, prior to the Expiry Time.  Accordingly, this summary does not address persons who hold such Options, Warrants or other rights.  Such persons should consult their own tax advisors for advice regarding the income tax consequences to them of the expiry or exercise of Options, Warrants or other rights, of the continued holding thereof after the Expiry Time and of the acquisition, holding and disposing of Shares or any other securities acquired on exercise thereof, which may differ materially from the discussion about income tax considerations set forth in this summary.

This summary does not apply to a Shareholder (i) that is a “financial institution” for the purposes of the mark-to-market rules contained in the Tax Act, (ii) that is a “specified financial institution” or “restricted financial institution” (as defined in the Tax Act), (iii) an interest in which would be a “tax shelter investment” (as defined in the Tax Act), (iv) who has acquired Shares upon the exercise of an Option, or (v) to whom the functional currency reporting rules contained in proposed subsection 261(5) of the Tax Act would apply.  Such shareholders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all proposals to amend the Tax Act or the regulations publicly announced by the federal Minister of Finance (Canada) prior to the date hereof (“Tax Proposal”), and the understanding of Koffman Kalef LLP of the current published administrative practices of the Canada Revenue Agency (“CRA”).  It has been assumed that all Tax Proposals will be enacted as proposed and that there will be no other relevant changes to the Tax Act or other applicable law or policy, although no assurance can be given in these respects.  This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or administrative practice of CRA, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ significantly from the Canadian federal income tax considerations described herein.  Unless otherwise indicated, this summary assumes that the Shares are and will be, at all relevant times, listed on a designated stock exchange (which includes the TSX-V and the Toronto Stock Exchange).

The following summary is of a general nature and is not intended to be, nor should it be construed to be, legal or tax advice for any particular Shareholder, and no representations are being made with respect to the tax consequences to any particular Shareholder to whom the Offer is being made.  Accordingly, Shareholders should consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Shares under the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction having regard to their particular circumstances, and any other consequences to them of such transactions under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws.

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Shares, including dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the relevant exchange rate applicable on the effective date (as determined in accordance with the Tax Act) of the related acquisition, disposition or recognition of income.

Shareholders Resident in Canada

The following portion of the summary is generally applicable to a Shareholder who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be, a resident of Canada (a “Resident Shareholder”).

Disposition of Shares Pursuant to the Offer

A Resident Shareholder who disposes of Shares to the Offeror pursuant to the Offer will realize a capital gain (or capital loss) in respect of the Shares so disposed of equal to the amount by which the proceeds of disposition received by the Resident Shareholder for such Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Shares to the Resident Shareholder immediately before the disposition.

Capital Gains and Capital Losses

A Resident Shareholder who disposes of Shares pursuant to the Offer will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and one-half of the amount of any capital loss (an “allowable capital loss”) will be required to be deducted against taxable capital gains realized in the year of disposition.  Allowable capital losses not deducted in the taxation year in which they are realized may ordinarily be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

A capital loss otherwise arising upon the disposition of Shares by a corporation may be reduced by dividends received or deemed to have been received thereon or on shares for which they were exchanged to the extent and under the circumstances prescribed in the Tax Act.  Similar rules may apply where a Shareholder is a member of a partnership or a beneficiary of certain trusts that own Shares.  Shareholders to whom these rules may be relevant should consult their own tax advisors.

A Resident Shareholder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6⅔% on its “aggregate investment income” for the year, which is defined in the Tax Act to include an amount in respect of taxable capital gains.  Eighty percent (80%) of capital gains realized by an individual or a trust, other than certain specified trusts, will be taken into account in determining their liability for alternative minimum tax under the Tax Act.

Compulsory or Compelled Acquisition of Shares

As described under Section 7 of this Circular, “Acquisition of Shares Not Deposited under the Offer”, Shares may be acquired, in certain circumstances, pursuant to the compulsory or compelled acquisition provisions of the BCBCA.  A Resident Shareholder who disposes of Shares in such circumstances generally will realize a capital gain (or a capital loss) calculated in the manner and subject to the treatment described above under “Capital Gains and Capital Losses”.

Subsequent Acquisition Transaction and Other Alternatives

If the compulsory acquisition provisions of the BCBCA are not utilized, other means of acquiring the remaining issued and outstanding Shares may be proposed. The tax treatment of a Subsequent Acquisition Transaction described in Section 7 of this Circular, “Acquisition of Shares Not Deposited under the Offer—Subsequent Acquisition Transaction” to a Resident Shareholder may be substantially the same or materially different than would apply if Shares are sold to the Offeror under the Offer and will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out.

By way of example, a Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Cream with the Offeror or a wholly-owned subsidiary of the Offeror pursuant to which Resident Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged on the amalgamation for redeemable preference shares of the amalgamated corporation (“Redeemable Shares”) which would then immediately be redeemed for cash.  Such a Resident Shareholder would not realize a capital gain or capital loss as a result of such exchange and the cost of the Redeemable Shares received would be the adjusted cost base of the Shares to the Resident Shareholder immediately before the amalgamation.

Upon the redemption of the Redeemable Shares, the holder thereof would be deemed to have received a dividend (subject to the potential application of subsection 55(2) of the Tax Act to holders of such shares that are corporations as discussed below) equal to the amount, if any, by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act.  The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on a disposition of such shares.

Dividends deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but normally will also be deductible in computing its taxable income.  In the case of a holder who is an individual, dividends deemed to be received as a result of the redemption of Redeemable Shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends paid by taxable Canadian corporations; an enhanced dividend gross-up and tax credit applies to “eligible dividends”.  Under the relevant provisions of the Tax Act, a dividend will be eligible for the enhanced gross-up and dividend tax credit if the dividend recipient receives written notice from the paying corporation designating the dividend as an “eligible dividend”.

A holder that is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada and controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) will generally be liable to pay a 33⅓% refundable tax under Part IV of the Tax Act on dividends deemed to be received on the Redeemable Shares to the extent that such dividends are deductible in computing the corporation’s taxable income.

Subsection 55(2) of the Tax Act provides that where a corporate holder is deemed to receive a dividend and such dividend is deductible in computing the holder’s taxable income and is not subject to Part IV tax, all or part of the deemed dividend may be treated as proceeds of disposition of the Redeemable Shares for the purpose of computing the holder’s capital gain on the disposition of such shares.  Accordingly, corporate holders should consult their own tax advisors for specific advice with respect to the potential application of this provision.

Under the current administrative practice of the CRA, Resident Shareholders who exercise their statutory right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Resident Shareholder in respect of such Shares (excluding any interest awarded by a court).  However, because of uncertainty under the relevant legislation as to whether such amounts paid to a dissenting Resident Shareholder would be treated entirely as proceeds of disposition, or in part as the payment of a deemed dividend, dissenting Resident Shareholders should consult with their own tax advisors in this regard.  Any interest awarded to the Resident Shareholder by a court will be included in computing the Resident Shareholder’s income for the purposes of the Tax Act.

As an alternative to the amalgamation discussed above, the Offeror may propose a statutory arrangement or other transaction, the tax consequences of which may differ from those described above.  No opinion is expressed herein as to the tax consequences of any such transaction to a Resident Shareholder.

Resident Shareholders whose Shares are being acquired under a Subsequent Acquisition Transaction or otherwise, as the case may be, should consult their own tax advisors for advice having regard to their particular circumstances.

Qualified Investments

If the Shares cease to be listed on a designated stock exchange, the Shares may no longer be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (“RRSP”), registered retirement income fund (“RRIF”), deferred profit sharing plan (“DPSP”), registered education savings plan (“RESP”) or registered disability savings plan (“RDSP”).  Shareholders that are trusts governed by an RRSP, RRIF, DPSP, RESP or RDSP should consult with their tax advisors with respect to the tax consequences to them (and to the annuitants, beneficiaries or subscribers thereunder) of holding Shares if such securities are not qualified investments.

Non-Residents of Canada

This part of the summary is applicable only to Shareholders who, for purposes of the Tax Act and at all relevant times, are not resident or deemed to be resident in Canada, do not carry on business in Canada and do not use or hold, and are not deemed to use or hold, their Shares in, or in the course of, carrying on a business in Canada (a “Non-Resident Shareholder”).  Special rules, which are not discussed in this summary, may apply to a non-resident of Canada that is an insurer carrying on business in Canada and elsewhere, or an “authorized foreign bank”, as defined in the Tax Act.  Such Shareholders should consult their own tax advisors.

Disposition of Shares pursuant to the Offer

A Non-Resident Shareholder will not be subject to Canadian income tax under the Tax Act on any capital gain realized on the disposition of Shares pursuant to the Offer unless the Shares constitute “taxable Canadian property” of the Non-Resident Shareholder and any such gain is not exempt from tax by virtue of the terms of an applicable income tax treaty or convention.

Generally, Shares will not be considered taxable Canadian property to a Non-Resident Shareholder during any period in which they are listed on a “designated stock exchange” unless, at any time during the 60-month period preceding the disposition, both (i) the Non-Resident Shareholder or persons not at arm’s-length with the Non-Resident Shareholder individually or collectively owned 25% or more of the issued and outstanding shares of any class of Cream, and (ii) more than 50% of the fair market value of such shares is derived from any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or options, interests, or civil law rights therein.  A Non-Resident Shareholder’s Shares may be deemed to be “taxable Canadian property” in certain other circumstances set out in the Tax Act.

In the event that the Shares constitute “taxable Canadian property” to a particular Non-Resident Shareholder on the disposition thereof pursuant to the Offer, and a capital gain realized on the disposition of such Shares is not exempt from tax under the Tax Act by virtue of the terms of an income tax treaty or a convention between Canada and the country in which the Non-Resident Shareholder is resident, such Non-Resident Shareholder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Shareholders Resident in Canada—Disposition of Shares Pursuant to the Offer” and the tax consequences described above under “Shareholders Resident in Canada—Capital Gains and Capital Losses” will generally apply.

Compulsory or Compelled Acquisition of Shares

As discussed in Section 7 of this Circular, “Acquisition of Shares Not Deposited under the Offer”, the Offeror may, in certain circumstances, acquire Shares not deposited under the Offer pursuant to the compulsory or compelled acquisition provisions of the BCBCA.  A Non-Resident Shareholder whose Shares are not “taxable Canadian property” will generally not be subject to tax under the Tax Act on the disposition of such Shares pursuant to the Compulsory Acquisition or Compelled Acquisition.  Where a Non-Resident Shareholder disposes of Shares that are “taxable Canadian property” to the Shareholder, the disposition may give rise to a capital gain.  If such capital gain is not exempt from Canadian tax under the terms of an applicable income tax treaty or convention, the tax consequences as described above under “Shareholders Resident in Canada—Disposition of Shares pursuant to the Offer” will generally apply.  In addition, if the Shares are not listed on a designated stock exchange at the time of their disposition, and, any time in the 60-month period preceding the disposition, more than 50% of the fair market value of such Shares is derived from any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or options, interests, or civil law rights therein, the notification and withholding provisions of section 116 of the Tax Act may apply to such Shareholder.

Non-Resident Shareholders whose Shares are being acquired under a Compulsory Acquisition or Compelled Acquisition should consult their own tax advisors with respect to their particular circumstances.

Subsequent Acquisition Transaction and Other Alternatives

If the compulsory acquisition provisions of the BCBCA are not utilized, other means of acquiring the remaining issued and outstanding Shares may be proposed.  The tax treatment of a Subsequent Acquisition Transaction described above under Section 7 of this Circular, “Acquisition of Shares Not Deposited under the Offer—Subsequent Acquisition Transaction”, to a Non-Resident Shareholder may be substantially the same or materially different than would apply if Shares are sold to the Offeror under the Offer and will depend upon the exact manner in which a Subsequent Acquisition Transaction is carried out and whether the Shares are listed on a designated stock exchange at the relevant time.

A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Cream with the Offeror (or a wholly-owned subsidiary of the Offeror) pursuant to which Non-Resident Shareholders who have not tendered their Shares under the Offer would have their Shares exchanged on the amalgamation for Redeemable Shares which would then immediately be redeemed for cash.  Such a redemption may result in a Non-Resident Shareholder being deemed to have received a dividend, and possibly a capital gain in respect of the Redeemable Shares in the manner described above under “Residents of Canada - Subsequent Acquisition Transaction and Other Alternatives”, without regard to subsection 55(2) of the Tax Act.  Dividends on Shares owned by a Non-Resident Shareholder are subject to Canadian non-resident withholding tax at a rate of 25%.  Such rate may be reduced under the provisions of an applicable Canadian income tax treaty or convention.

As an alternative to the amalgamation discussed above, the Offeror may propose a statutory arrangement or other transaction, the tax consequences of which may differ from those described above.  No opinion is expressed herein as to the tax consequences of any such transaction to a Non-Resident Shareholder.

As described above under “Effect of the Offer on the Market for and Listing of Shares” in Section 13 of this Circular, the Shares may cease to be listed on the TSX-V following the completion of the Offer and may not be listed on the designated stock exchanges at the time of their disposition by a Non-Resident Shareholder pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.  Non-Resident Shareholders are cautioned that if the Shares are not listed on a designated stock exchange at the time they are disposed of and at any time in the 60-month period preceding the disposition more than 50% of the fair market value of the Shares was derived from any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties, or options, interests, or civil law rights therein: (a) the Shares could be taxable Canadian property to the Non-Resident Shareholder; (b) the Non-Resident Shareholder could be required to file a Canadian income tax return for the year in which the disposition (or any deemed disposition) occurs; (c) the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on such disposition, unless any such gain is exempt from taxation under the Tax Act pursuant to the provisions of an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident; and (d) the notification and withholding provisions of section 116 of the Tax Act could apply to the Non-Resident Shareholder, in which case the Offeror will be entitled, pursuant to the Tax Act, to deduct or withhold an amount from any payment made to the Non-Resident Shareholder and to remit such amount to the Receiver General of Canada on behalf of the Non-Resident Shareholder.  If the Redeemable Shares are not listed (or deemed to be listed for purposes of the Tax Act) on a designated stock exchange, then the foregoing considerations will apply to Non--Resident Shareholders that acquire Redeemable Shares pursuant to a Subsequent Acquisition Transaction.

Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction or otherwise and, in particular, whether the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholders.

17.	United States Federal Income Tax Warning

THE OFFEROR IS NOT PROVIDING ANY UNITED STATES INCOME TAX ADVICE TO SHAREHOLDERS RESIDENT IN THE UNITED STATES, OR OTHERWISE SUBJECT TO U.S. TAX LAWS.

IF ANY U.S. SHAREHOLDER FAILS TO PROVIDE THE DEPOSITARY WITH THE INFORMATION SOLICITED ON A SUBSTITUTE W-9, OR FAILS TO CERTIFY THAT IT IS NOT SUBJECT TO U.S. BACKUP WITHHOLDING, THE DEPOSITARY MAY BE REQUIRED TO WITHHOLD U.S. INCOME TAX FROM THE PAYMENTS OF THE PURCHASE PRICE TO SUCH SHAREHOLDER.

SUCH PERSONS ARE SOLELY RESPONSIBLE FOR DETERMINING THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL AND NON-UNITED STATES TAX LAW AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAW.

18.	Depositary

The Offeror has engaged Valiant Trust to act as Depositary for the receipt of Shares and related Letters of Transmittal deposited under the Offer at its office in Vancouver, British Columbia and in Toronto, Ontario for the payment for Shares purchased by the Offeror pursuant to the Offer. The Depositary will also receive Notices of Guaranteed Delivery at its office in Vancouver, British Columbia only specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Shares.

The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses.  The Offeror has also agreed to indemnify the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the securities laws of Canada.

19.	Information Agent

The Offeror has retained Laurel Hill to act as Information Agent to provide a resource for information for Shareholders in connection with the Offer.  Laurel Hill will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for associated costs and out of pocket expenses.  Laurel Hill will be indemnified against certain liabilities, including liabilities under securities laws and expenses incurred in connection therewith.

20.	Securityholders’ Statutory Rights

Securities legislation of the provinces and territories of Canada provides securityholders of Cream with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

21.	Legal Matters

Certain legal matters relating to the Offer will be reviewed on behalf of Endeavour by Koffman Kalef LLP, as to certain Canadian matters, and Dorsey & Whitney LLP, as to certain United States securities matters.

22.	Directors’ Approval

The contents of the Offer and Circular have been approved and the sending thereof to the Shareholders has been authorized by the board of directors of Endeavour.

SCHEDULE A

Section 300 of the BCBCA

The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

Business Corporations Act (British Columbia)

300. Acquisition procedures –

(1)           In this section:

“acquiring person” means a person who, under a scheme or contract, makes an acquisition offer, and includes 2 or more persons who, directly or indirectly,

(a)           make an acquisition offer jointly or in concert, or

(b)	intend to exercise jointly or in concert voting rights attached to shares for which an acquisition offer is made;

“acquisition offer” means an offer made by an acquiring person to acquire shares, or any class of shares, of a company;

“offeree”, in respect of an acquisition offer, means a shareholder to whom the acquisition offer is made;

“subject company” means the company, shares or any class of shares of which are the subject of an acquisition offer.

(2)           For the purposes of this section,

(a)	every acquisition offer for shares of more than one class of shares is deemed to be a separate acquisition offer for shares of each class of shares, and

(b)
each acquisition offer is accepted if, within 4 months after the making of the offer, the offer is accepted regarding the shares, or regarding each class of shares involved, by shareholders who, in the aggregate, hold at least 9/10 of those shares or of the shares of that class of shares, other than shares already held at the date of the offer by, or by a nominee for, the acquiring person or its affiliate.

(3)           If an acquisition offer is accepted within the meaning of subsection (2)(b), the acquiring person may, within 5 months after making the offer, send written notice to any offeree who did not accept the offer, that the acquiring person wants to acquire the shares of that offeree that were involved in the offer.

(4)           If a notice is sent to an offeree under subsection (3), the acquiring person is entitled and bound to acquire all of the shares of that offeree that were involved in the offer for the same price and on the same terms contained in the acquisition offer unless the court orders otherwise on an application made by that offeree within 2 months after the date of the notice.

(5)           On the application of the offeree under subsection (4), the court may

(a)           set the price and terms of payment, and

(b)           make consequential orders and give directions the court considers appropriate.

(6)           If a notice has been sent by an acquiring person under subsection (3) and the court has not ordered otherwise under subsection (4), the acquiring person must, no earlier than 2 months after the date of the notice, or, if an application to the court by the offeree to whom the notice was sent is then pending, at any time after that application has been disposed of,

(a)           send a copy of the notice to the subject company, and

(b)	pay or transfer to the subject company the amount or other consideration representing the price payable by the acquiring person for the shares that are referred to in the notice.

(7)           On receiving the copy of the notice and the amount or other consideration referred to in subsection (6), the subject company must register the acquiring person as a shareholder with respect to those shares.

(8)           Any amount received by the subject company under this section must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by the subject company, or by a trustee approved by the court, in trust for the persons entitled to that sum.

(9)           If the acquiring person has not, within one month after becoming entitled to do so, sent the notice referred to in subsection (3), the acquiring person must send a written notice to each offeree referred to in subsection (3) stating that the offeree, within 3 months after receiving the notice, may require the acquiring person to acquire the shares of that offeree that were involved in the acquisition offer.

(10)           If the offeree requires the acquiring person to acquire the offeree’s shares in accordance with subsection (9), the acquiring person must acquire those shares for the same price and on the same terms contained in the acquisition offer.

CONSENT

TO:           The Directors of Endeavour Silver Corp.

We hereby consent to the reference to our name and our opinion contained under “Certain Canadian Federal Income Tax Considerations” in Section 16 of this Circular accompanying the Offer dated October 4, 2010 made by Endeavour Silver Corp. to the holders of common shares of Cream Minerals Inc.

Vancouver, British Columbia                                                                           (signed) Koffman Kalef LLP
October 4, 2010

APPROVAL AND CERTIFICATE OF OFFEROR

The contents of the Offer and Circular have been approved and the sending, communication or delivery thereof to the Shareholders has been approved by the board of directors of Endeavour Silver Corp.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated: October 4, 2010

(signed) Bradford J. Cooke Chairman and Chief Executive Officer	(signed) Daniel Dickson Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

(signed) Godfrey J. Walton Director	(signed) Ricardo M. Campoy Director

The Depositary for the Offer is:

[Missing Graphic Reference]

By Mail, Hand or Courier

#600-750 Cambie Street
Vancouver, British Columbia
Canada  V6B 0A2
Attention: Reorganization Department

OR

#1800-130 King Street West
Toronto, Ontario
Canada  M5X 1A9

Attention: Reorganization Department
(Note: Notices of Guaranteed Delivery will be accepted only at the Vancouver office of the Depositary)

Inquiries

Telephone: 1-604-699-4954
North American Toll Free: 1-866-313-1872
Fax : 1-604-681-3067
E-Mail: inquiries@valianttrust.com

The Information Agent for the Offer is:

[Missing Graphic Reference]

North American Toll Free: 1-877-304-0211

Banks and Brokers and collect calls outside North America: 1-416-304-0211

Email: assistance@laurelhill.com

Any questions regarding the Offer and requests for assistance in depositing Shares or for additional copies of the Offer, Circular, Letter of Transmittal or Notice of Guaranteed Delivery may be directed by Shareholders to the Depositary or Information Agent at the telephone numbers and addresses set out above.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Depositary for the Offer is:

By Mail, Hand or Courier

#600-750 Cambie Street
Vancouver, British Columbia
Canada  V6B 0A2
Attention: Reorganization Department

OR

#1800-130 King Street West
Toronto, Ontario
Canada  M5X 1A9
Attention: Reorganization Department
(Note: Notices of Guaranteed Delivery will be accepted only at the Vancouver office of the Depositary)

Inquiries
Telephone: 1-604-699-4954
North American Toll Free: 1-866-313-1872
Fax : 1-604-681-3067
E-Mail: inquiries@valianttrust.com

The Information Agent for the Offer is:

North American Toll Free: 1-877-304-0211

Banks and Brokers and collect calls outside North America: 1-416-304-0211

Email: assistance@laurelhill.com

Any questions regarding the Offer and requests for assistance in depositing Shares or for additional copies of the Offer, Circular, Letter of Transmittal or Notice of Guaranteed Delivery may be directed by Shareholders to the Depositary or Information Agent at the telephone numbers and addresses set out above.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.